EXHIBIT 10.1
[EXECUTION COPY]
$275,000,000
UNSECURED SENIOR
REVOLVING CREDIT AND TERM LOAN FACILITY
CREDIT AGREEMENT
by and among
TWEEN BRANDS, INC.
and
THE GUARANTORS PARTY HERETO

and
THE REVOLVING CREDIT LENDERS PARTY HERETO
and
THE TERM LOAN LENDERS PARTY HERETO
and
BANK OF AMERICA, N.A.,
As Administrative Agent and a Lender
and
NATIONAL CITY BANK
As Syndication Agent
and
FIFTH THIRD BANK
as Documentation Agent
and
CITICORP USA INC.
as Managing Agent
and

BANC OF AMERICA SECURITIES LLC as Sole Book Runner and Co-Lead Arranger	NATIONAL CITY BANK as Co-Lead Arranger and a Lender
Dated as of September 12, 2007

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.01(A)	—	PRICING GRID
SCHEDULE 1.01(B)	—	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.01(P)	—	PERMITTED LIENS
SCHEDULE 1.01(U)	—	UNRESTRICTED SUBSIDIARIES
SCHEDULE 2.10	—	LETTERS OF CREDIT
SCHEDULE 5.01(B)(I)	—	SUBSIDIARIES
SCHEDULE 5.01(B)(II)	—	INVENTORY LOCATIONS
SCHEDULE 5.01(L)	—	CONSENTS AND APPROVALS
SCHEDULE 7.02(A)	—	PERMITTED INDEBTEDNESS
SCHEDULE 7.02(D)	—	INVESTMENT POLICY
SCHEDULE 7.03(B)	—	ACCOUNTING FIRMS

EXHIBITS

EXHIBIT 1.01(A)	—	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.01(G)(1)	—	GUARANTOR JOINDER
EXHIBIT 1.01(G)(2)	—	GUARANTY AGREEMENT
EXHIBIT 1.01(R)		REVOLVING CREDIT NOTE
EXHIBIT 1.01(S)	—	SWING LOAN NOTE
EXHIBIT 1.01(T)	—	TERM LOAN NOTE
EXHIBIT 2.05(A)	—	LOAN REQUEST
EXHIBIT 2.05(B)	—	SWING LOAN REQUEST
EXHIBIT 2.11(A)	—	INCREASING REVOLVING CREDIT LENDER AGREEMENT
EXHIBIT 2.11(B)	—	AUGMENTING REVOLVING CREDIT LENDER AGREEMENT
EXHIBIT 4.04(D)	—	COMMITMENT REDUCTION NOTICE
EXHIBIT 7.02(E)	—	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.03(C)	—	QUARTERLY COMPLIANCE CERTIFICATE
 - iv -

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is dated as of September 12, 2007 and is made by and among TWEEN BRANDS, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the REVOLVING CREDIT LENDERS (as hereinafter defined), the TERM LOAN LENDERS (as hereinafter defined), and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent for the Revolving Credit Lenders and the Term Loan Lenders under this Agreement (hereinafter referred to in such capacity as the “Agent”), NATIONAL CITY BANK, as Syndication Agent, FIFTH THIRD BANK, as Documentation Agent, CITICORP NORTH AMERICA, INC., as Managing Agent, BANC OF AMERICA SECURITIES LLC, as sole book runner, and BANC OF AMERICA SECURITIES LLC and NATIONAL CITY BANK, as co-lead arrangers.
WITNESSETH:
     WHEREAS, the Borrower has requested the Revolving Credit Lenders to provide a revolving credit facility for an initial term of five (5) years to the Borrower and its subsidiaries in an aggregate principal amount not to exceed $100,000,000, subject to increase as set forth herein; and
     WHEREAS, the Borrower has requested the Term Loan Lenders to provide a delayed draw term loan facility for an initial term of five (5) years to the Borrower and its subsidiaries in an aggregate principal amount not to exceed $175,000,000; and
     WHEREAS, the Revolving Credit Lenders and the Term Loan Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE I      CERTAIN DEFINITIONS
     Section 1.01 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
     Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.
     Agent shall mean Bank of America, N.A., a national banking association, and its successors and assigns.
     Agent’s Fee shall have the meaning assigned to that term in Section 9.15.

     Agent’s Letter shall have the meaning assigned to that term in Section 9.15.
     Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.
     Ancillary Security Documents shall mean all documents, instruments, agreement, endorsement, policy, and certificates customarily obtained, executed or delivered by or for any Loan Party or Agent in connection with any Security Document. Without limiting the generality of the foregoing, examples of Ancillary Security Documents would include deposit account control agreements, insurance policies or certificates regarding any collateral, lien searches, estoppel letters, opinions of counsel, and the like.
     Applicable Facility Fee Rate shall mean the percentage rate per annum, at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading “Facility Fee” thereon.
     Applicable Margin shall mean, as applicable:
     (A) the percentage spread, to be added to Base Rate under the Base Rate Option at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading “Base Rate Spread” thereon, or
     (B) the percentage spread, to be added to LIBO-Rate under the LIBOR Option at the corresponding Leverage Ratio Level in the pricing grid on Schedule 1.01(A), set forth below the heading “LIBO-Rate Spread” thereon.
     Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.01(A).
     Augmenting Revolving Credit Lender shall have the meaning assigned to that term in Section 2.11.
     Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.
     Base Rate shall mean the greater of (i) the Prime Rate, or (ii) the Federal Funds Effective Rate plus 0.5% per annum. Any change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans or Term Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a).
     Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

     Borrower shall mean Tween Brands, Inc., a corporation organized and existing under the laws of the State of Delaware.
     Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
     Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which the LIBOR Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which the Base Rate Option applies shall constitute one Borrowing Tranche.
     Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Boston, Massachusetts and if the applicable Business Day relates to any Loan to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
     Cash Equivalent shall mean:
          (i) securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;
          (ii) certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;
          (iii) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;
          (iv) commercial paper of a domestic issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;
          (v) securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;
          (vi) securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (ii) of this definition;
          (vii) corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;
          (viii) asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;

          (ix) money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days; and
          (x) shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition.
     Closing Date shall mean September 12, 2007.
     Commitments means, collectively, the Revolving Credit Commitments and the Term Loan Commitments.
     Compliance Certificate shall have the meaning assigned to such term in Section 7.03(d).
     Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given (other than capital stock or other similar equity interests of any Loan Party) or obligation incurred by any of the Loan Parties in connection therewith.
     Consolidated EBITDAR shall mean, for any period of determination, consolidated net income for such period plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of Consolidated Interest Expense, income tax expense, depreciation expense, amortization expense, Consolidated Minimum Rent and other non-cash charges, and the transaction costs, fees and expenses incurred in connection with this Agreement and the overnight share repurchase transaction to be consummated on or promptly after the Closing Date (but for the purposes of calculating Consolidated EBITDAR such transaction costs, fees and expenses shall not exceed $500,000) and minus consolidated interest income and non-cash credits, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
     Consolidated Interest Expense shall mean as of any period of determination the aggregate interest expense of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be deemed to be (i) in the case of the fiscal quarter ended November 3, 2007, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended February 2, 2008, Consolidated Interest Expense for such fiscal quarter multiplied by 2, and (iii) in the case of the period ended at the end of the fiscal quarter ended May 3, 2008, Consolidated Interest Expense for such fiscal quarter multiplied by 4/3.
     Consolidated Minimum Rent shall mean, for any period of determination, total rent expense (but adding also any payments of contingent rent on those retail locations the lease of which is guarantied by Limited Brands, Inc., or an Affiliate thereof) less contingent store rent on those retail locations the lease of which is not guarantied by Limited Brands, Inc., or an Affiliate thereof, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
     Consolidated Tangible Net Worth shall mean as of any date of determination total stockholders’ equity less intangible assets of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

     Consolidated Tangible Net Worth Limit means twenty-five percent (25%) of Consolidated Tangible Net Worth; provided however, if the Borrower can demonstrate pro forma compliance with the provisions of Sections 7.02(m) and 7.02(n) hereof for the subsequent four fiscal quarters, after giving effect to any particular transaction for which the Consolidated Net Worth Limit is being measured, “Consolidated Tangible Net Worth Limit” shall mean thirty percent (30%) of Consolidated Tangible Net Worth.
     Consolidated Total Debt shall mean for any time or period of determination, the sum of all Indebtedness of the type listed in clauses (i), (ii), (iii), and (iv) of the definition of “Indebtedness”, excluding documentary letters of credit, plus six (6) times the Forward Minimum Rent Commitments, in each case of the Borrower and its Subsidiaries for such period or time determined and consolidated in accordance with GAAP.
     Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.
     Coverage Ratio shall mean the ratio of (a) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters then ended to (b) the sum of (x) Consolidated Interest Expense (as calculated in accordance with the final paragraph of the definition thereof for the first three fiscal quarters after the Closing Date and thereafter for the period of four consecutive fiscal quarters then ended) for such period and (y) Consolidated Minimum Rent for such period.
     Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
     Documentary Letter of Credit shall mean any letter of credit which is a documentary letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
     Documentary Letter of Credit Rate shall mean one-half (1/2) of the Applicable Margin under the LIBOR Option.
     Drawing Date shall have the meaning assigned to that term in Section 2.10(c)(ii).
     Eligible Assignee shall mean a commercial bank, insurance company, or financial institution engaged in the business of making commercial loans having a combined capital and surplus in excess of $1,000,000,000, or any Affiliate of any Lender under common Control with such Lender, or a Related Fund of any Lender, or any Person having a combined capital and surplus in excess of $1,000,000,000 to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of commercial credit facilities, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor under common Control with such Lender or advisor, as applicable.
     Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated

Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.
     Environmental Laws shall mean all federal, territorial, tribal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § § 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § § 136 to 136y, each as amended, and any regulations promulgated thereunder or any equivalent state or local Law, each as amended, and any regulations promulgated thereunder) and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.
     Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party; or (iii) for the performance of a Remedial Action.
     Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.
     Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
     ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
     Event of Default shall mean any of the events described in Section 8.01 and referred to therein as an “Event of Default.”
     Existing Credit Agreement shall mean that credit agreement, dated as of October 28, 2005, as amended to the date hereof, with respect to a revolving credit facility in an aggregate principal amount up to $100,000,000, among the Borrower, National City Bank, as administrative agent thereunder, certain guarantors, and certain lenders.
     Expiration Date shall mean either the Initial Expiration Date or the Extended Expiration Date, as applicable.
     Extended Expiration Date shall mean September 12, 2013.
     Facility Fees shall mean the fees referred to in Section 2.04.
     Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
     Financial Projections shall have the meaning assigned to that term in Section 5.01(h)(ii).
     Forward Minimum Rent Commitments means minimum rent commitments (less related sublease income) in the aggregate of the Loan Parties (and all of their respective Subsidiaries which are not Loan Parties) under non-cancelable leases (including under any such leases of any Person other than a Loan Party or a Subsidiary of a Loan Party to the extent, directly or indirectly guaranteed, endorsed or assumed by a Loan Party or a Subsidiary of a Loan Party or in respect of which a Loan Party or a Subsidiary of a Loan Party is contingently or otherwise liable) for the fiscal year following the Borrower’s most recently ended fiscal year, as reported or to be reported in the Borrower’s annual report filed on Form 10-K with the Securities and Exchange Commission for the Borrower’s most recently ended fiscal year.
     GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

     Goldmark means the joint venture between the Borrower and certain of its Subsidiaries and Angus & Coote Holdings, Ltd.
     Governmental Acts shall have the meaning assigned to that term in Section 2.10(g).
     Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.18, and shall include each Subsidiary of the Borrower now or hereafter organized or existing under the laws of the United States or any state thereof other than Unrestricted Subsidiaries.
     Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement, and the other Loan Documents in the form of Exhibit 1.01(G)(1).
     Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
     Guaranty Agreement shall mean the Guaranty Agreement in substantially the form of Exhibit 1.01(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.
     Historical Statements shall have the meaning assigned to that term in Section 5.01(h)(i).
     Increasing Revolving Credit Lender shall have the meaning assigned to that term in Section 2.11.
     Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, liabilities in respect of Off-Balance Sheet Transactions, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due or which are being contested in good faith by the Loan Parties), (v) any Guaranty of Indebtedness for borrowed money, or (vi) make-whole and other payments on account of overnight share repurchase transactions.
     Initial Expiration Date shall mean the fifth anniversary of the Closing Date.
     Initial Loan Date shall mean the Business Day on which the first Loan shall be made.

     Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
     Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
     Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the LIBOR Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Option if the Borrower is renewing or converting to the LIBOR Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
     Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
     Interest Rate Option shall mean any LIBOR Option or Base Rate Option.
     Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
     Issuing Bank shall mean, with respect to a Letter of Credit, including any replacements therefor or extensions thereof, Bank of America, N.A., National City Bank or any other Revolving Credit Lender selected by the Borrower, and their respective successors.
     Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.
     Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

     Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or an Affiliate of a Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents. Liens, if any, securing the Hedge Liabilities shall be pari passu with any Liens securing all other Obligations under this Agreement and the other Loan Documents.
     Lenders shall mean the collective reference to the Revolving Credit Lenders and the Term Loan Lenders.
     Letter of Credit shall have the meaning assigned to that term in Section 2.10(a).
     Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.10(c)(iv).
     Letter of Credit Fee shall have the meaning assigned to that term in Section 2.10(b).
     Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.
     Leverage Ratio shall mean the ratio of (a) Consolidated Total Debt as of the end of the most recently ended fiscal quarter to (b) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters then ended.
     Leverage Ratio Level shall mean on any date of determination a numerical level of either I, II, III, IV, V or VI based on the Leverage Ratio of the Borrower on such date as follows:

Leverage Ratio	Leverage Ratio Level
Greater than or equal to 4.0 to 1.0	I
Less than 4.0 to 1.0 but greater than or equal to 3.5 to 1.0	II
Less than 3.5 to 1.0 but greater than or equal to 3.0 to 1.0	III
Less than 3.0 to 1.0 but greater than or equal to 2.5 to 1.0	IV
Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	V
Less than 2.0 to 1.0	VI
The Leverage Ratio Level shall initially be Level III for the period commencing on the Closing Date to the due date for delivery of the Compliance Certificate for the fiscal quarter ending on or about November 3, 2007. On and after the due date for such delivery, the Leverage Ratio Level shall be computed as of the end of each fiscal quarter (beginning with the fiscal quarter ending on or about November 3, 2007) based on the Compliance Certificate for such quarter. Any increase or decrease in the Leverage Ratio Level after the Closing Date shall be effective on the first calendar day following the date on which the

Compliance Certificate evidencing the computation of such Leverage Ratio Level is due to be delivered under Section 7.03(d).
     LIBO-Rate shall with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Option applies for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. For purposes of calculating interest, the LIBO Rate shall be divided (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) by a number equal to 1.00 minus the LIBOR Reserve Percentage. The LIBO-Rate shall be adjusted with respect to any Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the LIBO-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     LIBOR Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a)(ii).
     LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
     Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
     LLC Interests shall have the meaning given to such term in Section 5.01(b).
     Loan Documents shall mean this Agreement, the Agent’s Letter, the Guaranty Agreement, the Security Documents and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents, provided, however, that the Security Documents shall not be included among the Loan Documents until the occurrence and continuation of a Triggering Event.
     Loan Parties shall mean the Borrower and the Guarantors.
     Loan Request shall have the meaning given to such term in Section 2.05(a).

     Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans, all Swing Loans and all Term Loans or any Revolving Credit Loan, any Swing Loan or any Term Loan.
     Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
     Month, with respect to an Interest Period under the LIBOR Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
     Moody’s shall mean Moody’s Investors Service, Inc. and its successors.
     Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
     Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
     National City Bank shall mean National City Bank, a national banking association, and its successors and assigns.
     Notes shall mean the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note, if any.
     Notices shall have the meaning assigned to that term in Section 10.06.
     Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, any Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document, and (b) any overnight share repurchase transactions with the Agent or any of its Affiliates. Obligations shall include the liabilities to any Lender or any Affiliate of a Lender under any Lender-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.
     Off-Balance Sheet Transaction shall mean, as to any Person at any time, any transaction the liabilities in respect of which do not appear on the liability side of a balance sheet, or any transaction utilizing a special purpose entity, conduit, or similar vehicle, in any case constituting the functional equivalent of borrowed money or otherwise providing for a material liability of such Person (including without limitation asset or other securitizations, Sale-Leasebacks, synthetic leases and the like, but excluding operating leases arising in the ordinary course of business).
     Offshore Subsidiary shall mean a Subsidiary of a Loan Party, which Subsidiary is organized under the laws of any jurisdiction other than the United States or a state thereof.
     Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
     Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10(d).
     Partnership Interests shall have the meaning given to such term in Section 5.01(b).
     PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     Permitted Acquisitions shall have the meaning assigned to such term in Section 7.02(e)(ii).
     Permitted Guaranty shall mean any of the following:
          (i) Guaranties arising in connection with Indebtedness of any Loan Party permitted hereunder to the extent secured by Permitted Liens;
          (ii) obligations, warranties, and indemnities, not made with respect to Indebtedness of any Person for borrowed money, which have been or are undertaken or made in the ordinary course of business; and
          (iii) obligations, warranties and indemnities (other than with respect to Indebtedness) with respect to customary representations, warranties, and indemnities entered into in connection with the sale or disposition of property or in connection with liabilities of officers and directors.
     Permitted Liens shall mean:
          (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves in accordance with GAAP are maintained therefor on the books of the Loan Parties;
          (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
          (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

          (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
          (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
          (vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders securing the Obligations including liabilities under any Lender-Provided Interest Rate Hedge;
          (vii) Liens on property subject to a Sale-Leaseback permitted pursuant to the terms hereof and Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
          (viii) Any Lien existing on the date of this Agreement and described on Schedule 1.01(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
          (ix) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $5,000,000 in any fiscal year of Borrower (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.01(P));
          (x) Liens in favor of collecting banks having a right of setoff, revocation, refund, or chargeback with respect to money or instruments of any Loan Party on deposits with or in possession of such banks, other than relating to Indebtedness;
          (xi) Any of the following non-consensual Liens provided that such Liens do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents and provided further that the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed :
          (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
          (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
          (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
          (4) Liens resulting from final judgments or orders in excess of the amounts described in Section 8.01(f) provided such final judgment is discharged, vacated, bonded or stayed pending appeal within thirty (30) days of entry or is covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage;
     (xi) any lien or encumbrance, UCC financing statement, interest or title of a lessor under any lease entered into in the ordinary course of business, or any interest or title of any lessee under leases or subleases of real property;
     (xii) rights of consignors of goods;
     (xiii) any lien or encumbrance on any Loan Party’s interest in life insurance on any officer, director or employee;
     (xiv) any lien or encumbrance securing Indebtedness assumed in connection with an acquisition permitted hereunder in existence at the time of such acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party; and
     (xv) any lien or encumbrance on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums.
     Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
     Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
     Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.
     Prime Rate shall mean the variable annual rate of interest then most recently announced by Bank of America, N.A. at its Principal Office as its “Prime Rate”. The “prime rate” is a rate set by Bank of America N.A. based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
     Principal Office shall mean the main banking office of the Agent in Boston, Massachusetts.
     Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

     Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.
     Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
     Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.
     Ratable Share shall mean (i) (a) with respect to any Revolving Credit Lender as to all Revolving Credit Lenders, the percentage obtained by dividing (i) the Revolving Credit Commitment of that Revolving Credit Lender by (ii) all such Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if any such Revolving Credit Commitment of a Revolving Credit Lender is terminated pursuant to the terms hereof, then “Ratable Share” means the percentage obtained by dividing (x) the aggregate amount of such Revolving Credit Lender’s outstanding Revolving Credit Loans, plus its participation in Swing Loans and Letters of Credit by (y) the aggregate amount of all outstanding Revolving Credit Loans, plus Swing Loans and Letters of Credit; (b) with respect to any Term Loan Lender as to all Term Loan Lenders, the percentage obtained by dividing (i) the Term Loan Commitment of that Term Loan Lender by (ii) all such Term Loan Commitments of all Term Loan Lenders; provided, however, that if any such Term Loan Commitment of a Term Loan Lender is terminated pursuant to the terms hereof, then “Ratable Share” means the percentage obtained by dividing (x) the amount of such Term Loan Lender’s outstanding Term Loans, by (y) the aggregate amount of all outstanding Term Loans; (c) with respect to any Lender as to all Lenders, the percentage obtained by dividing (i) the aggregate amount of such Lender’s Loans outstanding and such Lender’s Commitments by (ii) the aggregate amount of all Lenders’ Loans outstanding and all Lenders’ Commitments; in any case described in (a), (b) or (c) above, as such percentage may be adjusted by assignments permitted pursuant hereto.
     Release Event means that, at any time of determination, (a) no Specified Default then exists and is continuing, and (b) the Leverage Ratio has been less than 4.0:1.0 for three consecutive fiscal quarters.
     Register shall have the meaning ascribed to such term by Section 9.12.
     Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.
     Regulation U shall mean any of Regulations U, T and X, as applicable, as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

     Reimbursement Obligation shall have the meaning assigned to such term in Section 2.10(c)(ii).
     Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.
     Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.
     Required Lenders shall mean (i) Lenders holding at least 50.1% of the Commitments of all of the Lenders, or (ii) if the Term Loan Commitments have been terminated in their entirety, those Lenders the sum of whose Revolving Credit Commitments and outstanding Term Loans aggregate at least 50.1% of all Revolving Credit Commitments and outstanding Term Loans, and (iii) if the Commitments have terminated in their entirety, those Lenders the sum of whose Loans and participations in Swing Loans and Letters of Credit Outstanding aggregate at least 50.1% of all Loans, Swing Loans, and Letters of Credit Outstanding.
     Revolving Credit Commitment shall mean, as to any Revolving Credit Lender at any time, the amount initially set forth opposite its name on Schedule 1.01(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter as maintained by Agent in the Register, and Revolving Credit Commitments shall mean the aggregate of the Revolving Credit Commitments of all Revolving Credit Lenders. As of the Closing Date, the aggregate of all Revolving Credit Commitments is $100,000,000.
     Revolving Credit Lenders shall mean financial institutions named on Schedule 1.01(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Revolving Credit Lender.
     Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Revolving Credit Lenders or one of the Revolving Credit Lenders to the Borrower pursuant to Section 2.01 or Section 2.10(c).
     Revolving Credit Note shall mean any Revolving Credit Note of the Borrower in the form of Exhibit 1.01(R) issued by the Borrower at the request of a Revolving Credit Lender pursuant to Section 4.09(a) evidencing the Revolving Credit Loans owing to such Revolving Credit Lender, together with all amendments, extensions, renewals, replacements, refinancing, or refundings thereof in whole or in part.
     Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans and Swing Loans outstanding and the Letters of Credit Outstanding.
     Safety Laws shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, territorial, provincial state or local Law, each as amended, and any regulations promulgated thereunder or any other foreign, territorial, provincial, federal, state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

     Safety Complaints shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.
     Safety Filings and Records shall mean all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including, but not limited to, employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Official Body the Loan Parties or any Subsidiaries of any Loan either must be submit to an Official Body or otherwise must maintain in their records.
     Sale-Leaseback shall have the meaning set forth at Section 7.02(p).
     SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.
     Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.
     Security Agreement shall mean the Security Agreement among the Loan Parties and the Agent, for its benefit and for the benefit of the other Lenders, the Issuing Bank, and any other Person owed Obligations under this Agreement and the other Loan Documents, as amended and in effect from time to time.
     Security Documents shall mean the Security Agreement, the Ancillary Security Documents and all other documents, instruments, and agreements sufficient to provide the Agent for the benefit of the Lenders with a first priority perfected Lien, subject only to Permitted Liens, on all domestic inventory, accounts, documents of title relating to inventory and the proceeds from each of the foregoing.
     Significant Asset Sale shall mean any sale or related sales of assets outside of the ordinary course of business (including the sale aspect of a Sale-Leaseback) and permitted under Section 7.02(f), the disposition of which assets provides proceeds (net of costs and expenses of sale) in an aggregate amount of at least $10,000,000, provided, however, that life insurance policies covering key individuals of the Loan Parties and payable with respect to certain benefit plans, each of which policies and plans is described in a separate confidential side letter from the Borrower to the Agent dated as of the Closing Date, shall not be included among the assets referred to in this definition.
     Significant Recovery Event shall mean any insurance payment, condemnation award, or other recovery event or related recovery events providing proceeds (net of the costs and expenses related to the receipt of such proceeds) in an aggregate amount of at least $10,000,000, provided, however, that life insurance policies covering key individuals of the Loan Parties and payable with respect to certain benefit plans, each of which policies and plans is described in a separate confidential side letter from the Borrower to the Agent dated as of the Closing Date, shall not be included among the assets referred to in this definition.

     Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Specified Default shall mean the occurrence of any Event of Default under any of Sections 8.01(a), 8.01(b) (but only with respect any financial statements or financial information delivered under this Agreement or with respect to representations concerning Solvency), or 8.01(c) (but only with respect to Section 7.02(m) or Section 7.02(n) and not any other provisions covered by Section 8.01(c)).
     Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.
     Standby Letter of Credit Rate shall mean the Applicable Margin under the LIBOR Option.
     Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
     Subsidiary Shares shall have the meaning assigned to that term in Section 5.01(b).
     Swing Loan Bank shall mean Bank of America, N.A.
     Swing Loan Commitment shall mean Swing Loan Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.01(c) hereof in an aggregate principal amount up to $20,000,000.

     Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.01(S) issued by the Borrower at the request of Swing Loan Bank pursuant to Section 2.07 evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
     Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.05(b) hereof.
     Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by Swing Loan Bank to the Borrower pursuant to Section 2.01(c) hereof.
     Term Loan Commitment shall mean, as to any Term Loan Lender at any time, the amount initially set forth opposite its name on Schedule 1.01(B) in the column labeled “Amount of Commitment for Term Loans,” and thereafter as maintained by Agent in the Register, and Term Loan Commitments shall mean the aggregate of the Term Loan Commitments of all Term Loan Lenders. As of the Closing Date (without giving effect to any Term Loan made on the Closing Date) the aggregate of all Term Loan Commitments is $175,000,000.
     Term Loan Lenders shall mean financial institutions named on Schedule 1.01(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Term Loan Lender.
     Term Loan Note shall mean any Term Loan Note of the Borrower in the form of Exhibit 1.01(T) issued by the Borrower at the request of a Term Loan Lender pursuant to Section 4.09(b) evidencing the Term Loans owing to such Term Loan Lender, together with all amendments, extensions, renewals, replacements, refinancing, or refundings thereof in whole or in part.
     Term Loans shall mean collectively and Term Loan shall mean separately all Term Loans or any Term Loan made by the Term Loan Lenders or one of the Term Loan Lenders to the Borrower pursuant to Section 2.01(b) hereof.
     Term Loan Commitment Termination Date shall mean that date which is 120 days after the Closing Date.
     Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.
     Triggering Event has the meaning set forth in Section 7.04.
     Unrestricted Subsidiaries shall mean (i) all Offshore Subsidiaries, (ii) all Subsidiaries of any of the Loan Parties engaged in the retail sale of goods in Puerto Rico, (iii) those Subsidiaries of any Loan Party set forth on Schedule 1.01(U) as of the date hereof, and (iv) those Subsidiaries of any Loan Party added to Schedule 1.01(U) after the date hereof, subject in all respects to the limitation set forth in Section 7.02(h).
     Section 1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

          (a) Number; Inclusion. references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;
          (b) Determination. references to “determination” of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;
          (c) Agent’s Discretion and Consent. whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;
          (d) Documents Taken as a Whole. the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;
          (e) Headings. the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;
          (f) Implied References to this Agreement. Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;
          (g) Persons. reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;
          (h) Modifications to Documents. reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;
          (i) From, To and Through. relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and
          (j) Independence of Covenants and Terms. All covenants and other terms of this Agreement shall each be given effect so that if a particular action or condition is not permitted by any such covenant or other term, the fact that it would be expressly or impliedly permitted by another covenant or term, by an exception thereto, or be otherwise within the limitations thereof, shall not result in such action or condition being permissible.
          (k) Shall; Will. references to “shall” and “will” are intended to have the same meaning.

          (l) Time. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     Section 1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.02 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.02) shall have the meaning given to such terms, and such defined terms, under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 5.01(h)(i) [Historical Statements]. In the event of any change, reinterpretation, or the like after the date hereof in GAAP, promulgated or adopted by the Financial Accounting Standards Board, or any successor, or by the Securities and Exchange Commission or imposed on or adopted as a practice generally by the accounting profession and generally accepted thereby, whether or not having the force or formality of GAAP or Law, and if such change, reinterpretation, or the like would result in the inability to determine compliance with the financial covenants set forth in Section 7.02 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.
ARTICLE II   REVOLVING CREDIT; TERM LOAN AND SWING LOAN FACILITIES; LETTERS OF CREDIT
     Section 2.01 Revolving Credit Commitments.
          (a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date until the Expiration Date provided that after giving effect to each such Revolving Credit Loan (i) the aggregate amount of Revolving Credit Loans from such Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment minus such Revolving Credit Lender’s Ratable Share of the Swingline Loans outstanding and the Letters of Credit Outstanding and (ii) the Revolving Facility Usage at any one time outstanding shall not exceed the Revolving Credit Commitments of all of the Revolving Credit Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans pursuant to this Section 2.01.
          (b) Term Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make Term Loans to the Borrower at any time or from time to time on or after the Closing Date until the Term Loan Commitment Termination Date provided that after giving effect to each such Term Loan (i) the aggregate amount of Term Loans from such Term Loan Lender shall not exceed such Term Loan Lender’s Term Loan Commitment and (ii) the aggregate amount of all Term Loans shall not exceed the Term Loan Commitments of all Term Loan Lenders. The Borrower may not reborrow any portion of the Term Loans which have been repaid or prepaid. On the Term Loan Commitment Termination Date, any portion of the Term Loan Commitments which has not been drawn shall automatically terminate.

          (c) Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, Swing Loan Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that, notwithstanding the demand nature of Borrower’s obligation to repay Swing Loans, all Swing Loan outstanding shall be due and payable in full on the fifteenth (15th) day of each month (or, if earlier, on the Expiration Date) and provided further that (i) the aggregate principal amount of Swing Loans and the Revolving Credit Loans of Swing Loan Bank at any time outstanding and of Swing Loan Bank’s Ratable Share of Letters of Credit Outstanding shall not exceed the Revolving Credit Commitment of Swing Loan Bank, and (ii) the Revolving Facility Usage at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Revolving Credit Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Swing Loans pursuant to this Section 2.01(c).
     Section 2.02 Nature of Lenders’ Obligations with Respect to Loans.
          (a) Each Revolving Credit Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.05(a) [Revolving Credit and Term Loan Requests] in accordance with its Ratable Share. The aggregate of each Revolving Credit Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letters of Credit Outstanding and minus its Ratable Share of Swing Loans outstanding. The Revolving Credit Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
          (b) Each Term Loan Lender shall be obligated to participate in each request for Term Loans pursuant to Section 2.05(a) [Revolving Credit and Term Loan Requests] in accordance with its Ratable Share. The aggregate of each Term Lender’s Term Loans outstanding hereunder to the Borrower at any time shall never exceed its Term Loan Commitment. The Term Loan Lenders shall have no obligation to make Term Loans hereunder on or after the Term Loan Commitment Termination Date
          (c) The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.
     Section 2.03 [Reserved]
     Section 2.04 Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, as consideration for such Lender’s Commitments a nonrefundable facility fee (the “Facility Fees”) which shall accrue at the Applicable Facility Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) on the daily amount of such Lender’s Commitment in effect on the Closing Date (whether used or unused) during the period from and including the Closing Date to the date on which all such Commitments terminate. Accrued facility fees shall be payable in arrears on the first Business Day of each February, May, August, and November after the date hereof and on the date on which all such Commitments terminate.
     Section 2.05 Revolving Credit Loan Requests; Term Loan Requests; Swing Loan Requests.
          (a) Revolving Credit and Term Loan Requests. Except as otherwise provided herein, the Borrower may (i) from time to time prior to the Expiration Date, request the Revolving Credit Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing

Revolving Credit Loans pursuant to Section 3.02 [Interest Periods], and (ii) from time to time prior to the Term Loan Commitment Termination Date, request the Term Loan Lenders to make Term Loans, or renew or convert the Interest Rate Option applicable to existing Term Loans pursuant to Section 3.02 [Interest Periods], in each case by delivering to the Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the LIBOR Option applies (except that the foregoing shall not apply to the initial Loans to be made within three Business Days after the Closing Date) or the conversion to or the renewal of the LIBOR Option for any Loans, and (ii) on the proposed Borrowing Date with respect to the making of Loans to which the Base Rate Option applies or on the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan then subject to the LIBOR Option, of a duly completed request therefor substantially in the form of Exhibit 2.05(A) or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) whether a Revolving Credit Loan or a Term Loan is being requested, (ii) the proposed Borrowing Date; (iii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $2,500,000 for each Borrowing Tranche to which the LIBOR Option applies and integral multiples of $500,000 and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iv) whether the LIBOR Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (v) in the case of a Borrowing Tranche to which the LIBOR Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.
          (b) Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request Swing Loan Bank to make Swing Loans by delivery to Swing Loan Bank, with a copy to the Agent, not later than 11:00 a.m., on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.05(B) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Swing Loan Bank and Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be an integral multiple of $500,000.
     Section 2.06 Making of Loans.
          (a) Making of Revolving Credit and Term Loans. The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.05, notify the Lenders of its receipt of such Loan Request specifying: (i) whether a Revolving Credit Loan or a Term Loan is being requested, (ii) the proposed Borrowing Date and the time and method of disbursement of the Loans requested thereby; (iii) the amount and type of each such Loan and the applicable Interest Period (if any); and (iv) the apportionment among the Lenders of such Loans as determined by the Agent in accordance with Section 2.02 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.02 [Each Additional Loan or Letter of Credit], fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

          (b) Making Swing Loans. So long as Swing Loan Bank elects to make Swing Loans, Swing Loan Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.05(b), fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.
     Section 2.07 Swing Loan Note. The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by Swing Loan Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.01(S) payable to the order of Swing Loan Bank in a face amount equal to the Swing Loan Commitment.
     Section 2.08 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for (i) repayment of outstanding Indebtedness, including Indebtedness outstanding under the Existing Credit Agreement, (ii) working capital and letters of credit, (iii) capital expenditures, permitted acquisitions, and stock repurchases, and (iv) general corporate purposes, in each case to the extent permitted hereunder. The proceeds of the Term Loans shall be used by the Borrower solely for financing repurchases of its capital stock.
     Section 2.09 Borrowings to Repay Swing Loans. Swing Loan Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Revolving Credit Lender shall make a Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if Swing Loan Bank so requests, accrued interest thereon; upon any such demand being made, Borrower shall be deemed to have requested that such Swing Loans be converted to Revolving Credit Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.05(a), Article VI, and otherwise without regard to any of the requirements of those provisions. Swing Loan Bank shall provide notice to Agent who shall provide such notice to the Revolving Credit Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.09 and of the apportionment among the Revolving Credit Lenders, and the Revolving Credit Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.05(a), Article VI, or otherwise are then satisfied) by the time Swing Loan Bank so requests, which shall not be earlier than 10:00 a.m. on the Business Day next after the date the Revolving Credit Lenders receive such notice from Swing Loan Bank.
     Section 2.10 Letter of Credit Subfacility.
          (a) Issuance of Letters of Credit. Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself for its benefit or for the benefit of another Loan Party or any Subsidiary of a Loan Party by delivering to the Issuing Bank (with a copy to the Agent) a completed application or application and agreement for letters of credit in such form, at such time, and with such advance notice as the Issuing Bank may specify from time to time. Each Letter of Credit shall be either a Standby Letter of Credit or a Documentary Letter of Credit.
Subject to the terms and conditions hereof and in reliance on the agreements of the other Revolving Credit Lenders set forth in this Section 2.10, the Issuing Bank will issue a Letter of Credit, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, provided, however, that Documentary Letters of Credit may provide for automatic renewal (but in no event expire later than is set forth in the directly following clause (B)) subject to contrary notice given by the Issuing Bank, and (B) in no event expire later than ten (10) Business Days prior to the Expiration

Date, and provided that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, the Revolving Credit Commitments or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. The letters of credit set forth on Schedule 2.10 are hereby deemed to be Letters of Credit issued hereunder and governed pursuant hereto.
          (b) Letter of Credit Fees. The Borrower shall pay to the Agent for the ratable account of the Revolving Credit Lenders a fee (the “Letter of Credit Fee”) equal to the Documentary Letter of Credit Rate for each Documentary Letter of Credit issued and the Standby Letter of Credit Rate for each Standby Letter of Credit issued (computed on the basis of a year of 360 days for the actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each February, May, August, and November following issuance of each Letter of Credit and on the Expiration Date and thereafter on demand. The Borrower shall also pay to each Issuing Bank for the Issuing Bank’s sole account, at the times determined by the Issuing Bank, the Issuing Bank’s then in effect fronting frees and customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment of proceeds or transfer (if any), negotiation, and administration of Letters of Credit.
          (c) Disbursements, Reimbursement.
               (i) Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Revolving Credit Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, and each Revolving Credit Lender shall be responsible to reimburse such Issuing Bank immediately for its Ratable Share of, or purchase a participation in such amount in any Letter of Credit Borrowing relating to, any disbursement under any Letter of Credit which has not been reimbursed by Borrower in accordance with this Section 2.10(c) by making its Ratable Share of the Revolving Credit Loans, or the amount of its participation, referred to in this Section 2.10(c) available to the Agent for the account of the Issuing Bank. Upon the request of any Revolving Credit Lender, the Issuing Banks shall notify the Agent and the Agent shall notify each Revolving Credit Lender of the amount of such Revolving Credit Lender’s participation in Letters of Credit.
               (ii) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Agent and the Borrower, and the Agent will promptly notify the Borrower. The Borrower shall reimburse (such obligation to reimburse shall sometimes be referred to as a “Reimbursement Obligation”) the Agent for the account of the Issuing Bank prior to 12:00 p.m. on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Issuing Bank and the Agent shall promptly forward such amount to the Issuing Bank. In the event the Borrower fails to reimburse the Agent for the account of the Issuing Bank for the full amount of any drawing under any Letter of Credit by noon on the Drawing Date, the Agent will promptly notify each Revolving Credit Lender (including the Issuing Bank) thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Revolving Credit Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit. Any notice given by the Agent pursuant to this Section 2.10(c)(ii) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

               (iii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.10(c)(ii) above make available to the Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Revolving Credit Lenders shall (subject to Section 2.10(c)(iv) below) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. Revolving Credit Loans made pursuant to the preceding sentence shall be deemed to have been properly requested in accordance with Section 2.05(a), Article VI, and otherwise without regard to any of the requirements of those provisions. If any Revolving Credit Lender so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Revolving Credit Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Revolving Credit Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving Credit Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Issuing Bank will promptly give notice to the Agent and each other Revolving Credit Lender of the occurrence of the Drawing Date, but failure of the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Credit Lender to effect such payment on such date shall not relieve such Revolving Credit Lender from its obligation under this Section 2.10(c)(iii).
               (iv) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10(c)(ii) above, for any reason, the Borrower shall be deemed to have incurred from the Issuing Bank a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Revolving Credit Lender’s payment to the Agent pursuant to Section 2.10(c)(iii) above shall nevertheless be due and shall be deemed to be a payment in respect of its purchase of a participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.10(c).
          (d) Repayment of Participation Advances.
               (i) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit, or (ii) in payment of interest on such a payment made by the Issuing Bank under such a Letter of Credit, in either case with respect solely to which any Revolving Credit Lender has made a Participation Advance to the Agent, the Agent will pay to each Revolving Credit Lender, in the same funds as those received by the Agent, the amount of such Revolving Credit Lender’s Ratable Share of such funds (up to the amount of such Revolving Credit Lender’s Participation Advance), except the Agent shall pay to the Issuing Bank the amount of the Ratable Share of such funds of any Revolving Credit Lender that did not make a Participation Advance in respect of such payment by Issuing Bank or the interest thereon.
               (ii) If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.10(d)(i) directly above in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Credit Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Credit Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
          (e) Documentation. Each Loan Party agrees to be bound by the terms of an Issuing Bank’s application and agreement for letters of credit and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of its gross negligence or willful misconduct, no Issuing Bank shall be liable for any error, negligence or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
          (f) Nature of Participation and Reimbursement Obligations. Each Revolving Credit Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10(c) above, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:
                    (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against any Issuing Bank, the Agent, the Borrower or any other Person for any reason whatsoever;
                    (B) the failure of any Loan Party or any other Person to comply, in connection with a Revolving Credit Loan made pursuant to Section 2.10(c)(iii) or a Letter of Credit Borrowing made pursuant to Section 2.10(c)(iv), with the conditions set forth in Section 2.01 [Revolving Credit Commitments], Section 2.05 [Revolving Credit Loan Requests], Section 2.06(a) [Making Revolving Credit Loans] or Article VI [Conditions of Lending and Issuance of Letters of Credit], or otherwise without regard to any of the requirements of those provisions or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of such Revolving Credit Loans, Letter of Credit Borrowings, or Participation Advances;
                    (C) any lack of validity or enforceability of any Letter of Credit;
                    (D) any claim of breach of warranty that might be made by any Loan Party or any Revolving Credit Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Revolving Credit Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent, any Issuing Bank or any Revolving Credit Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
                    (E) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or the Issuing Bank or any of the Agent’s or Issuing Bank’s Affiliates has been notified thereof;
                    (F) payment by any Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
                    (G) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
                    (H) any failure by any Issuing Bank to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Bank has received written notice from such Loan Party of such failure within three Business Days after such Issuing Bank shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
                    (I) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
                    (J) any breach of this Agreement or any other Loan Document by any party thereto;
                    (K) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
                    (L) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
                    (M) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
                    (N) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          (g) Indemnity. In addition to amounts payable as provided in Section 9.05 [Reimbursement and Indemnification of Agent by Borrower, Etc.] and Section 10.03 [Reimbursement and Indemnification of Lenders], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and each Issuing Bank from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any Issuing Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent or any Issuing Bank or (B) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

          (h) Liability for Acts and Omissions. As between each Loan Party, each Issuing Bank and the Agent, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any Issuing Bank nor any Issuing Bank’s Affiliate shall be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or for a drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit, or any claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms or errors in the translation of any Letter of Credit or any documents or instructions relating thereto; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of any Issuing Bank, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or any Issuing Bank’s rights or powers hereunder; the respective Issuing Bank’s only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to generally comply on their face with the requirements of such Letter of Credit (unless any such requirements are waived by a Loan Party). Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct shall not create for such Issuing Bank any resulting liability to the Borrower or any other Loan Party. In no event shall the Agent or any Issuing Bank be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
     Without limiting the generality of the foregoing, the Agent and each Issuing Bank (i) may rely on any oral or other communication believed in good faith by the Agent or such Issuing Bank to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or such Issuing Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or such Issuing Bank in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
     In furtherance and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or an Issuing Bank under or in connection with any Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or such Issuing Bank under any resulting liability to the Borrower or any Revolving Credit Lender.
     Section 2.11 Increase in Revolving Credit Commitments. The Borrower may from time to time elect to increase the Revolving Credit Commitments in a minimum amount of $15,000,000 so long as, after giving effect thereto, the aggregate amount of the Revolving Credit Commitments does not exceed $150,000,000. The Borrower shall furnish the Agent with notice of any such requested increase (which the Agent will furnish to the Revolving Credit Lenders) and the Borrower (in consultation with the Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders). Each Revolving Credit Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Commitment Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. No Lender shall have an obligation to increase its Revolving Credit Commitment. The Borrower may arrange for any such increase to be provided by one or more Revolving Credit Lenders (each Revolving Credit Lender so agreeing to an increase in its Revolving Credit Commitment, an “Increasing Revolving Credit Lender”), and, in the event that the Revolving Credit Lenders decline a request to increase their existing Revolving Credit Commitments, then the Borrower may arrange for any such increase to be provided by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity which provides a Revolving Credit Commitment, an “Augmenting Revolving Credit Lender”), provided that (i) each Augmenting Revolving Credit Lender, shall be subject to the approval of the Borrower, Issuing Banks, and the Agent (such approval by the Agent and Issuing Banks not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Revolving Credit Lender, the Borrower and such Increasing Revolving Credit Lender execute an agreement substantially in the form of Exhibit 2.11(A) hereto, and (y) in the case of an Augmenting Revolving Credit Lender, the Borrower and such Augmenting Revolving Credit Lender execute an agreement substantially in the form of Exhibit 2.11(B) hereto. Increased and new Revolving Credit Commitments created pursuant to this clause shall become effective on the date agreed by the Borrower, the Agent (such approval by the Agent not to be unreasonably withheld) and the relevant Increasing Revolving Credit Lender(s) or Augmenting Revolving Credit Lender(s); and, the Agent shall notify each Revolving Credit Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Revolving Credit Commitment of any Revolving Credit Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in Section 6.02 shall be satisfied (or waived by the Required Lenders) and the Agent shall have received a certificate to that effect dated such date and executed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower (or the waiver thereof executed by the Required Lenders), and (ii) the Agent shall have received Revolving Credit Notes reflecting the increase of the Revolving Credit Commitments and documents consistent with those delivered by the Loan Parties under Section 6.01(b) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Credit Commitments, (i) each Increasing Revolving Credit Lender and Augmenting Revolving Credit Lender shall make available to the Agent, for the benefit of the other Revolving Credit Lenders, such amounts in immediately available funds as the Agent shall determine as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Ratable Share of such outstanding Revolving Credit Loans (after giving effect to the increase in the Revolving Credit Commitments occasioned by the addition of the Increasing Revolving Credit Lender(s) or Augmenting Revolving Credit Lender(s), or both, as the case may be) and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of Revolving Credit Loans subject to the same Interest Rate Option, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.05). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Revolving Credit Loan subject to the LIBOR Option shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.06(b) if the deemed payment occurs other than on the last day of the related Interest Periods. Upon the request of the Agent, the Borrower shall execute and deliver to Agent for the benefit of the Revolving Credit Lenders any and all other documents, instruments, and agreements necessary or advisable in the reasonable judgment of Agent to evidence or document the increase in the Revolving Credit Commitments, including any amendments hereto, and each of the Lenders and each of the Loan Parties hereby provides its consent hereto and thereto and each Lender hereby authorizes the Agent, and each Loan Party hereby authorizes the Borrower, to execute any such documents, instruments, and agreements consistent with the terms of this Section 2.11 on its behalf without the necessity of any further consent of any Lender or Loan Party. Neither the Agent or any Lender shall have any obligation to provide any additional credit, commitment, or loan under this Section 2.11 nor shall the Agent or any Lender have any obligation to arrange any such additional credit, commitment, or loan. In consideration of any increase in the Revolving Credit Commitments and as a condition to any such increase, Borrower shall pay such fees as are mutually agreed upon by Agent, Borrower, and the applicable Increasing Revolving Credit Lender(s) and Augmenting Revolving Credit Lender(s); such fees shall be based on market conditions prevailing at the time of such increase for similar syndicated credit transactions with similarly situated Loan Parties.
     Section 2.12 Extension of Expiration Date. The Borrower may, on one occasion only, by notice to the Agent (who shall promptly notify the Lenders) not earlier than the first Business Day of the fourth anniversary of the Closing Date and not later than 90 days prior to the Initial Expiration Date, request that each Lender extend the Initial Expiration Date to the Extended Expiration Date.
          (a) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given 30 days after receipt of a request for such extension (the “Notice Date”), advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Initial Expiration Date, being a “Non-Extending Lender”) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
          (b) Notification by Agent. The Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 45 days after receipt of a request for such an extension (or, if such date is not a Business Day, on the next Business Day).
          (c) Replacement of Non-Extending Lenders. The Borrower shall have the right on or before the Initial Expiration Date to replace each Non-Extending Lender with a Lender who consented to such Extended Expiration Date, or to add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees, each of which Eligible Assignees shall have entered into an Assignment and

Assumption pursuant to which such Eligible Assignee shall, effective as of the Initial Expiration Date, undertake a Revolving Credit Commitment and agree to acquire that portion of the Term Loan held by the Non-Extending Lender. If the Borrower is unable to obtain Lenders to replace all Non-Extending Lenders, the Borrower may either (i) extend the Initial Expiration Date, provided, however, the Revolving Credit Commitments in effect as of the Initial Expiration Date shall be reduced by the amount of the Revolving Credit Commitments of the Non-Extending Lenders and the Borrower shall pay each Non-Extending Lender on the Initial Expiration Date an amount equal to the outstanding principal of such Lender’s Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to them hereunder, or (ii) the Borrowers may withdraw such Extension Request by written notice to the Agent, and thereupon all Obligations shall become due and payable in full on the Initial Expiration Date.
          (d) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Initial Expiration Date and the additional Commitments of the Eligible Assignees shall be more than 50.1% of the aggregate amount of the Commitments in effect immediately prior to the Initial Expiration Date, then, effective as of the Initial Expiration Date, the Initial Expiration Date of each Extending Lender and of each Eligible Assignee shall be extended to the Extended Expiration Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Eligible Assignee shall thereupon become a “Lender” for all purposes of this Agreement.
          (e) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
               (1) no Potential Default or Event of Default shall have occurred and be continuing on the date of the extension request or on the Initial Expiration Date or after giving effect to such extension;
               (2) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
               (3) the Borrower shall have executed and delivered to the Agent such agreements and documents as the Agent may reasonably require incident to such extension;
               (4) the Borrower shall have reimbursed the Agent and the Lenders for all reasonable costs and expenses incurred by each of them in connection with such extension request;
               (5) Borrower shall pay such fees as are mutually agreed upon by Agent, Borrower, and the applicable Extending Lenders; such fees shall be based on market conditions prevailing at the time of such increase for similar syndicated credit transactions with similarly situated Loan Parties; and
               (6) on the Initial Expiration Date, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 4.06) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Commitment Percentages of the respective Lenders effective as of such date.

     In no event shall the Initial Expiration Date be extended pursuant to the provisions above, unless and until the Agent shall have notified the Borrower in writing that all of the conditions set forth herein have been satisfied and that the Extended Expiration Date is in effect.
          (f) Nothing contained in this Section 2.12 shall be deemed to modify or abrogate the Commitments and any other obligations of any Non-Extending Lender under this Agreement through the Initial Expiration Date. Without limiting the foregoing, each such Lender shall remain obligated to make Loans and to purchase participations in Swing Line Loans and Letter of Credit Outstandings through the Initial Expiration Date in accordance with the terms of this Agreement.
ARTICLE III      INTEREST RATES
     Section 3.01 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans (other than Swing Loans) comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans accruing interest at the LIBOR Option, and provided further that only the Base Rate Option shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
          (a) Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans (subject to the provisions above regarding refinancing Swing Loans and refinancing Reimbursement Obligations):
               (i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
               (ii) LIBOR Option: A rate per annum (computed on the basis of a year of 360 days for the actual days elapsed) equal to LIBOR plus the Applicable Margin.
          (b) Rate Quotations. The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
          (c) Change in Fees or Interest Rates. Any increase or decrease in Applicable Margin due to an increase or decrease in the Leverage Ratio Level after the Closing Date shall be effective on the first calendar day following the date on which the Compliance Certificate evidencing the computation of such Leverage Ratio Level is due to be delivered under Section 7.03(d). If the Applicable Margin or Applicable Facility Fee Rate is thereby increased or reduced with respect to any period for which the Borrower has already paid interest or Facility Fees, the Agent shall recalculate the additional interest, and Facility Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Lenders notice of such recalculation.

               (i) Any additional interest or Facility Fees due from the Borrower shall be paid to the Agent for the account of the Lenders on the next date on which an interest or fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest and Facility Fees shall be paid promptly after receipt of written request for payment from the Agent.
               (ii) Any interest or Facility Fees refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next interest or fee payment due date or, if the Loans have been repaid and the Lenders are no longer committed to lend under this Agreement, the Lenders shall pay the Agent for the account of the Borrower such interest or Facility Fees refund not later than five (5) Business Days after written notice from the Agent to the Lenders.
     Section 3.02 Interest Periods» At any time when the Borrower shall select, convert to or renew a LIBOR Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Option:
          (a) Amount of Borrowing Tranche. Each Borrowing Tranche of LIBOR Loans shall be in integral multiples of $500,000 and not less than $2,500,000;
          (b) Renewals. In the case of the renewal of a LIBOR Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
     Section 3.03 Interest After Default To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that:
          (a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10(b) [Letter of Credit Fees] or Section 3.01 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
          (b) Other Obligations. Each other Obligation hereunder shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum;
          (c) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent; and
          (d) LIBOR Option Loans. Each Loan subject to the LIBOR Option shall, on the last day of the Interest Period then in effect during such Event of Default convert to a Loan subject to the Base Rate Option and bear interest in accordance with the terms of this Section 3.03.
     Section 3.04 LIBOR Unascertainable; Illegality; Increased Costs; Deposits Not Available.

          (a) Unascertainable. If on any date on which a LIBO-Rate would otherwise be determined, the Agent shall have determined that:
               (i) adequate and reasonable means do not exist for ascertaining such LIBO-Rate, or
               (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBO-Rate, the Agent shall have the rights specified in Section 3.04(c).
          (b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
               (i) the making, maintenance or funding of any Loan to which a LIBOR Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
               (ii) such LIBOR Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
               (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 3.04(c).
          (c) Agent’s and Lender’s Rights. In the case of any event specified in Section 3.04(a) above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.04(b) above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.04(a) and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Agent of a determination under Section 3.04(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.06(b) [Indemnity], as to any Loan of the Lender to which a LIBOR Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.04 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
     Section 3.05 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period or Interest Rate Option to apply to any Borrowing Tranche of Loans under the LIBOR Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions hereof, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.
ARTICLE IV     PAYMENTS
     Section 4.01 Payments. All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of Swing Loan Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds, provided that in the event payments are received by 12:00 p.m., by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
     Section 4.02 Pro Rata Treatment of Lenders. Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Facility Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee or fronting or other administrative or similar fees of an Issuing Bank) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 3.04(c) [Agent’s and Lender’s Rights] in the case of an event specified in Section 3.04 [LIBOR Unascertainable; Etc.], Section 4.04(b) [Replacement of a Lender] or Section 4.06 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each applicable Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to Swing Loan Bank according to Article II.
     Section 4.03 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each February, May, August, and November, after the date hereof and on the Expiration Date or upon acceleration of the Loans. Interest on Loans to which the LIBOR Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on that day which is three (3) Months after the beginning of such Interest Period. Interest on mandatory prepayments of principal under Section 4.05 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

     Section 4.04 Voluntary Prepayments.
          (a) Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.04(b) below or in Section 4.06 [Additional Compensation in Certain Circumstances]):
               (i) at any time with respect to any Loan to which the Base Rate Option applies,
               (ii) on the last day of the applicable Interest Period with respect to Loans to which a LIBOR Option applies,
               (iii) on the date specified in a notice by any Lender pursuant to Section 3.04 [LIBOR Unascertainable, Etc.] with respect to any Loan to which a LIBOR Option applies.
          Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Loans subject to the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of Loans subject to the LIBOR Option or no later than 12:00 p.m on the date of prepayment of Swing Loans, setting forth the following information:
     (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
     (y) a statement indicating the application of the prepayment between the Swing Loans, Revolving Credit Loans and Term Loans; and
     (z) the total principal amount of such prepayment, which shall not be less than $500,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan or Term Loan.
          All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.04(c) [Agent’s and Lender’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first, to Swing Loans, Revolving Credit Loans and the Term Loans as the Borrower may elect in the applicable prepayment notice (or if no election is made, to the Term Loan and then to the Swing Loans and the Revolving Credit Loans); and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity]. No amount prepaid with respect to the Term Loans may be reborrowed.
          (b) Replacement of a Lender. In the event any Lender (i) gives notice under Section 3.04 [LIBOR Unascertainable, Etc.] or Section 4.06(a) [Increased Costs, Etc.], (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Lender, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision) (iv) fails to agree to any amendment, consent, waiver, or the like as to which the Required Lenders have agreed, then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitments within ninety (90) days after (w) receipt of such Lender’s notice under Section 3.04 [LIBOR Unascertainable, Etc.] or Section 4.06(a) [Increased Costs, Etc.], (x) the date such Lender has failed to fund Loans because the making of such Loans would contravene Law applicable to such Lender, (y) the date such Lender became subject to the control of an Official Body, or (z) the date such amendment, consent, waiver, or the like becomes effective, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 4.06 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitments of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their respective Revolving Credit Commitment or Term Loan Commitment, as applicable. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] and provided that all Letters of Credit issued by the Agent or any Affiliate thereof have expired or been terminated or replaced.
          (c) Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.04(b) [Illegality, Etc.] or Section 4.06(a) [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.04(c) shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.
          (d) Voluntary Reduction of Commitments. The Borrower shall have the right, upon not less than five (5) Business Days’ written irrevocable notice to the Agent, to terminate the Revolving Credit Commitments or the Term Loan Commitments, or, from time to time, to reduce the amount of the Revolving Credit Commitments or Term Loan Commitments, which notice shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit 4.04(D) (a “Commitment Reduction Notice”). Any such reduction shall be in a minimum amount equal to $2,500,000 or an integral multiple of $2,500,000 in excess thereof, provided, that the Revolving Credit Commitments may not be reduced below the sum of the aggregate principal amount of all Revolving Facility Usage. Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Revolving Credit Lenders and each reduction of the Term Loan Commitments shall ratably reduce the Term Loan Commitments of the Term Loan Lenders.
     Section 4.05 Mandatory Prepayments.
          (a) Scheduled Payments on Term Loans. The aggregate unpaid principal balance of all Term Loans made by such Term Lender to the Borrower pursuant to this Agreement in accordance with the following payment schedule: (i) annually, on the last Business Day of each fiscal year of the Borrower, commencing with the fiscal year ending immediately following the Term Loan Commitment Termination Date, payments in an amount based on a twenty (20) year straight line amortization of the aggregate principal balance of the Term Loans outstanding on the Term Loan Commitment Termination Date, and (ii) no later than 12:00 p.m on the Expiration Date, a final payment in an amount equal to the entire outstanding principal balance of the Term Loans, together with accrued and unpaid interest thereon and other amounts payable under this Agreement.

          (b) Mandatory Prepayment Upon Sale of Assets; Prepayment of Term Loans; Mandatory Reduction of Credit Commitments. Within five (5) Business Days of any Significant Asset Sale by any one or more Loan Parties, the Term Loans shall be prepaid (or if there are no Term Loans outstanding, the Revolving Credit Loans shall be repaid without any reduction in the Revolving Credit Commitments (unless the Agent is not reasonably satisfied that the Borrower will be in pro forma compliance with the covenants set forth in Sections 7.02(m) and (n) for the following four fiscal quarters , in which case the Revolving Credit Commitments shall be automatically and permanently be reduced) in an amount equal to the net cash proceeds of such Significant Asset Sale. On the date of any reduction of the Revolving Credit Commitments pursuant to this Section 4.05(b), the Borrower shall make a mandatory prepayment of so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Facility Usage will not exceed the Revolving Credit Commitments after giving effect to such reduction. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity]. Notwithstanding the foregoing, no prepayment of the Term Loans and no reduction of the Commitments shall be required to the extent of those net cash proceeds from such Significant Asset Sale which Borrower certifies to the Agent that it reasonably expects to utilize, in a manner not inconsistent with the terms hereof after giving effect thereto, in the business of the Borrower or another Loan Party within one hundred eighty (180) days of the date of such Significant Asset Sale. All such substitute or replacement assets shall be subject to or, if necessary in the judgment of Agent, made subject to the Security Documents, provided that such substitute or replacement assets are of the type covered by the Security Agreement on the Closing Date. In the event that such utilization has not occurred within such one hundred eighty (180) day period, the Borrower shall make a mandatory prepayment of all net cash proceeds not so expended. All net cash proceeds not so certified as set forth above within such one hundred eighty (180) day period shall be subject to the first sentence of this Section 4.05(b).
          (c) Mandatory Prepayment Upon Significant Recovery Event; Prepayment of Term Loans; Mandatory Reduction of Commitments. Within five (5) Business Days of any Significant Recovery Event, the Term Loans shall be prepaid, or if there are no Term Loans outstanding, the Revolving Credit Loans shall be repaid without any reduction in the Revolving Credit Commitments, (unless the Agent is not reasonably satisfied that the Borrower will be in pro forma compliance with the covenants set forth in Sections 7.02(m) and (n) for the following four fiscal quarters , in which case the Revolving Credit Commitments shall be automatically and permanently be reduced) in an amount equal to the net cash proceeds of such Significant Recovery Event. On the date of any reduction of the Revolving Credit Commitments pursuant to this Section 4.05(c), the Borrower shall make a mandatory prepayment of so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Facility Usage will not exceed the Revolving Credit Commitments after giving effect to such reduction. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.06(b) [Indemnity]. Notwithstanding the foregoing, no prepayment of the Term Loans and no reduction of the Commitments shall be required to the extent of those net cash proceeds from such Significant Recovery Event which Borrower certifies to the Agent that it reasonably expects to use to purchase substitute or replacement assets for use in the business of the Borrower or another Loan Party within one hundred eighty (180) days of the date of such Significant Recovery Event. All such substitute or replacement assets shall be subject to or, if necessary in the judgment of Agent, made subject to the Security Documents provided that such substitute or replacement assets are of the type covered by the Security Agreement on the Closing Date. In the event that such substitution or replacement purchase has not occurred within such one hundred eighty (180) day period, the Borrower shall make a mandatory prepayment of all net cash proceeds not so expended. All net cash proceeds not certified as expected to be so expended on substitute or replacement assets for use in the business of the Borrower or another Loan Party within such one hundred eighty (180) day period shall be subject to the first sentence of this Section 4.05(c).

          (d) Application Among Interest Rate Options; Cash Collateral Under Certain Circumstances. All prepayments required pursuant to this Section 4.05 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Option. In accordance with Section 4.06(b) [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Option on any day other than the last day of the applicable Interest Period. In the event that all Loans have been prepaid pursuant to Section 4.05(a) or Section 4.05(c), but the Revolving Facility Usage continues to exceed the Revolving Credit Commitments, then Borrower shall deposit in a non-interest bearing account with the Agent, as cash collateral for the Obligations, an amount equal to the amount by which the Revolving Facility Usage exceeds the Revolving Credit Commitments after giving effect to such reduction, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash and deposit accounts as security for such Obligations. Upon and to the extent that the Revolving Credit Commitments (after giving effect to such reduction) plus the amount of such cash collateral exceeds the Revolving Facility Usage, the Agent shall release and return an amount of such cash collateral equal to such excess to the Borrower upon its request.
          (e) The aggregate unpaid principal balance of all Revolving Credit Loans made by the Revolving Credit Lenders to the Borrower pursuant to this Agreement, shall be paid, together with accrued and unpaid interest thereon and other amounts payable under this Agreement, no later than 11:00 a.m. on the Expiration Date.
          (f) Mandatory Reduction of Term Loan Commitments. The Term Loan Commitments of each Term Loan Lender shall be permanently reduced contemporaneously with the making of, and in an amount equal to the principal amount of , each Term Loan made by such Term Loan Lender. All Term Loan Commitments, if not sooner terminated, shall be automatically terminated on the Term Loan Commitment Termination Date.
     Section 4.06 Additional Compensation in Certain Circumstances.
          (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:
               (i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Loans or payments by the Borrower of principal, interest, Facility Fees or other amounts due from the Borrower hereunder (except for taxes on the overall net income of such Lender),
               (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender, or
               (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement and under agreements of a similar nature with other obligors to such Lender, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, by an amount which such Lender in its sole discretion deems to be material, with respect to this Agreement or with respect to the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy), such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
          (b) Indemnity. In addition to the compensation required by Section 4.06(a) [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a LIBOR Option) which such Lender sustains or incurs as a consequence of any
               (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
               (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.05 [Revolving Credit Loan Requests], Section 2.05 [Term Loan Requests], or Section 3.02 [Interest Periods] or notice relating to prepayments under Section 4.04 [Voluntary Prepayments], or
               (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee or any other amount due hereunder.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
     Section 4.07 Taxes.
          (a) No Deductions. All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes applicable to any Lender of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07(a)) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.
          (b) Stamp Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
          (c) Indemnification for Taxes Paid by a Lender. Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.07(c)) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date a Lender makes written demand therefor.
          (d) Certificate. Within 30 days after the date of any payment of any Taxes by Borrower, Borrower shall furnish to each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Lender, provide a certificate of an officer of Borrower to that effect.
          (e) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.07 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.
     Section 4.08 Judgment Currency.
          (a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
          (b) Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
     Section 4.09 Notes.
          (a) Upon the request of any Revolving Credit Lender, the Revolving Credit Loans made by such Lender may be evidenced by a Revolving Credit Note in the form of Exhibit 1.01(R).

          (b) Upon the request of any Term Loan Lender, the Term Loans made by such Lender may be evidenced by a Term Loan Note in the form of Exhibit 1.01(T).
ARTICLE V REPRESENTATIONS AND WARRANTIES
     Section 5.01 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Lenders as follows:
          (a) Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to result in a Material Adverse Change.
          (b) Subsidiaries.
               (i) As of the Closing Date, Schedule 5.01(B)(I) states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.01(B)(I).
               (ii) Schedule 5.01(B)(II) sets forth the location in the United States of every store and other place at which any inventory of any Loan Party is held as of the Closing Date, other than any such inventory that is in transit.
          (c) Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
          (d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.
          (e) No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents, and except to the extent that the effectiveness of any Security Document or Ancillary Security Document is expressly limited by the terms hereof).
          (f) Litigation. There are no actions, suits, proceedings or investigations (other than Environmental Complaints and Safety Complaints which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body (excluding any Environmental Complaints and Safety Complaints which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) which may result in any Material Adverse Change.
          (g) Title to Properties. Each Loan Party and each Subsidiary of each Loan Party has good title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances (other than Environmental Complaints which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby, except where the failure to do so is not reasonably likely to result in a Material Adverse Change.
          (h) Financial Statements.
               (i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements as of and for the fiscal year ended February 3, 2007 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.
               (ii) Financial Projections. The Borrower has delivered to the Agent an income statement of the Borrower and its Subsidiaries for the five year period of Borrower’s fiscal years

2007 through 2012 derived from various assumptions of the Borrower’s management (the “Financial Projections”). As of the Closing Date, the Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management.
               (iii) Accuracy of Financial Statements. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since February 3, 2007, no Material Adverse Change has occurred.
            (i) Use of Proceeds; Margin Stock; Section 20 Subsidiaries.
               (i) General. The Loan Parties intend to use the proceeds of the Loans in accordance with Section 2.08 and Section 7.01(j).
               (ii) Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). Except for stock repurchases to be made with the proceeds of the Term Loan, no part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock (exclusive of stock repurchased with the proceeds of the Term Loan) in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
               (iii) Section 20 Subsidiaries. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.
          (j) Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Parties and their Subsidiaries taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
          (k) Taxes. All federal, state, and material local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. As of the Closing Date, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.
          (l) Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law (other than any such consents, filings, notices or registrations required by Environmental Law which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.01(L), all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.01(L).
          (m) No Event of Default; Compliance With Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made available on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.
          (n) Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses or holds valid and effective licenses covering all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to be so possess or hold is not reasonably likely to result in a Material Adverse Change.
          (o) Insurance. No notice has been given or claim made and no grounds exist to cancel or avoid any policies of insurance or bonds or to materially reduce the coverage provided thereby. All policies of insurance and bonds maintained by the Loan Parties provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.
          (p) Compliance With Laws. The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws or Safety Laws which are specifically addressed in Section 5.01(u) [Environmental Matters and Safety Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.
          (q) Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Subsidiary, except for those defaults which are not reasonably likely to result in a Material Adverse

Change. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.
          (r) Investment Companies; Regulated Entities. None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.
          (s) Plans and Benefit Arrangements.
               (i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.
               (ii) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.
               (iii) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.
          (t) Employment Matters. Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except, in each instance, where the failure to comply would not constitute a Material Adverse Change. There are no outstanding material grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse

Change. The Borrower has disclosed all material matters regarding the Labor Contracts in its public SEC filings.
          (u) Environmental Matters and Safety Matters. As of the Closing Date, none of the Loan Parties or any Subsidiaries of any Loan Party has received any material Environmental Complaint, and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. Other than as would not constitute or result in a Material Adverse Change, there are no pending or, to any Loan Party’s knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or any predecessor in interest of any such Loan Party or Subsidiary of any Loan Party or any of the Properties or, to any Loan Party’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Required Environmental Permits. The Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to do so would constitute a Material Adverse Change. The Loan Parties and their Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so would not constitute a Material Adverse Change. Other than as would not constitute or result in a Material Adverse Change, none of the Loan Parties or any Subsidiaries of any Loan Party has received any Safety Complaint and none of the Loan Parties has any reason to believe that such an Safety Complaint might be received. The Loan Parties and their Subsidiaries are in compliance with all applicable Safety Laws except where the failure to do so would not constitute a Material Adverse Change.
          (v) Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.
          (w) Solvency. Both the Borrower and the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.
          (x) Inactive Subsidiaries and Affiliates. As of the Closing Date, each of G Too, LLC, Goldmark and Mish Mash, LLC is a dormant Subsidiary of the Borrower, transacts no business and owns no assets having a book value in excess of $150,000 in the aggregate.
     Section 5.02 Continuation of Representations. The Loan Parties make the representations and warranties in this Article V on the date hereof and on the Closing Date and each date thereafter on which a Loan is made or a Letter of Credit is issued as provided in and subject to Article VI.
ARTICLE VI  CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of any Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
     Section 6.01 First Loans and Letters of Credit. On the Initial Loan Date:

          (a) Officer’s Certificate. The representations and warranties of each of the Loan Parties contained in Article V and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and, by their execution and delivery hereof, each of the Loan Parties shall be deemed to have delivered to the Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date, to each such effect.
          (b) Secretary’s Certificate. There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:
               (i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;
               (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and
               (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.
          (c) Delivery of Loan Documents, Security Documents. This Agreement, the Guaranty Agreement, the Notes, the Security Documents and such Ancillary Security Documents as are appropriate at such time, together with all appropriate financing statements (to be held in accordance with Section 7.04) and the other Loan Documents shall have been duly executed and delivered to the Agent for the benefit of the Lenders. For the avoidance of any doubt, the Guaranty Agreement shall become effective upon its receipt by Agent.
          (d) Opinion of Counsel. There shall be delivered to the Agent for the benefit of each Lender a written opinion of Porter Wright Morris & Arthur, LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated as of the Closing Date and in form and substance satisfactory to the Agent and its counsel.
          (e) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be completed to the satisfaction of Agent and shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such reports, appraisals, counterpart originals or certified or other copies of all such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

          (f) Payment of Fees. The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid the fees accrued through the Closing Date (including all fees arising under the Agent’s Letter) and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.
          (g) Consents. All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.01(L) shall have been obtained.
          (h) Officer’s Certificate Regarding MACs. Since February 3, 2007, no Material Adverse Change shall have occurred and, by their execution and delivery hereof, each of the Loan Parties shall be deemed to have delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date of each Loan Party to such effect.
          (i) No Violation of Laws. The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.
          (j) No Actions or Proceedings. No action, suit, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body (A) to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents, or the consummation of the transactions contemplated hereby or thereby (B) which would be reasonably likely to result in a Material Adverse Change, or (C) which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.
          (k) Insurance. The Borrower shall have delivered to the Agent evidence of the insurance required under the Loan Documents. The Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its Subsidiaries.
          (l) Reserved.
          (m) Existing Indebtedness; Payoff Letters. Concurrently with the transactions contemplated hereby, the Existing Credit Agreement shall have been terminated, all amounts due thereunder shall have been paid in full and acceptable arrangements shall have been made with respect to the Borrower’s outstanding letters of credit. The Borrower shall have delivered to the Agent a payoff letter executed by the affected agent acknowledging such termination and repayment.
          (n) No Disruption of Financial or Capital Markets. There shall have been no material adverse change in the syndication markets for credit facilities similar in nature to the credit facility governed hereby, and there shall not have occurred and be continuing a material disruption of or material adverse change in the financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Agent in its sole discretion.
          (o) No Default. After giving effect to the consummation of the transactions contemplated herein, on the Closing Date no Event of Default or Potential Default shall have occurred and be continuing or shall exist.
          (p) Patriot Act. The Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

     Section 6.02 Each Additional Loan or Letter of Credit. At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties contained in Article V and in the other Loan Documents shall be true in all material respects on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein), provided that any representation and warranty which is qualified as to “materiality”, “Material Adverse Change” or similar language shall be true and correct in all respects as written; (b) the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (c) the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; (d) the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be and (e) the Loan Parties shall have delivered to the Agent for the benefit of the Lenders duly executed and completed Security Documents and such Ancillary Security Documents as are appropriate at such time, to the extent not previously provided. Each Loan Request and application for a Letter of Credit submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 6.02 have been satisfied on and as of the date of the applicable Loan Request or application for Letter of Credit.
ARTICLE VII COVENANTS
     Section 7.01 Affirmative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:
          (a) Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.02(e) [Liquidations, Mergers, Etc.], except where the failure to do so is not reasonably likely to result in a Material Adverse Change.
          (b) Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that the obligor with respect to such liabilities (other than taxes) has accepted a surety bond with respect thereto in consideration of not pursuing such liability against the relevant Loan Party or except to the extent that all such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but in any case only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties and their Subsidiaries, taken as a whole, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

          (c) Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent.
          (d) Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so is not reasonably likely to result in a Material Adverse Change.
          (e) Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.
          (f) Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.
          (g) Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs. The Borrower, at all times, shall retain a registered public accounting firm which is reasonably satisfactory to the Agent.
          (h) Plans and Benefit Arrangements. The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.
          (i) Compliance With Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws and Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.01(i) if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 7.01(i) if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.
          (j) Use of Proceeds. The Loan Parties will use the Letters of Credit and the proceeds of the Loans in compliance with Section 2.08. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.
          (k) Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all such further actions that may be reasonably required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.
     Section 7.02 Negative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:
          (a) Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
               (i) Indebtedness under the Loan Documents;
               (ii) Existing Indebtedness as set forth on Schedule 7.02(A) (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.02(A));
               (iii) Indebtedness (not otherwise set forth on Schedule 7.02(A) secured by Purchase Money Security Interests to the extent permitted by Section 7.02(b);
               (iv) Indebtedness of a Loan Party to another Loan Party, and Indebtedness owing to a Loan Party by an Unrestricted Subsidiary, provided that the aggregate amount provided at any time by or for the account of any of the Loan Parties of all investments in, Consideration given for the acquisition of, loans or advances to, Guaranties and other credit support in favor of, and other capitalization of any nature of all Unrestricted Subsidiaries shall not exceed the Consolidated Tangible Net Worth Limit;
               (v) Any Lender-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Agent;
               (vi) Indebtedness of any Loan Party under any overnight share repurchase transactions with any Lender or any of its Affiliates; and

               (vii) Other Indebtedness of the Loan Parties plus the amount of Indebtedness of Unrestricted Subsidiaries in an aggregate amount not to exceed the Consolidated Tangible Net Worth Limit.
          (b) Liens. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time (i) create, incur, assume or suffer to exist any Lien (including any lien or other encumbrance authorized by Environmental Laws) on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens or (ii) directly or indirectly, enter into any agreement, understanding or other arrangement with any other Person which purports to prohibit or limit in any manner the ability of any Loan Party to create or permit to exist any security interest, mortgage, pledge, lien, or other encumbrance on or against any of this property or assets except in favor of the Agent for the benefit of the Lenders and Permitted Liens.
          (c) Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder, (ii) Guaranties of Indebtedness of Unrestricted Subsidiaries to the extent permitted by Section
7.02(h)(i), (iii) endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business and (iv) Permitted Guaranties.
          (d) Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
               (i) trade credit extended on usual and customary terms in the ordinary course of business;
               (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;
               (iii) (A) loans, advances and investments in other Loan Parties; (B) loans, advances, and investments in Unrestricted Subsidiaries, in each case, to the extent permitted by Section 7.02(h)(i) and 7.02(h)(iv), and (C) all loans, advances and investment in G Too, LLC and Goldmark existing on the Closing Date;
               (iv) loans, advances and investments not contemplated by clauses (i), (ii), or (iii) above or clause (v) below in an aggregate amount not to exceed $15,000,000;
               (v) loans, advances and investments made in accordance with the investment policy of Borrower set forth on Schedule 7.02(D) (the “Investment Policy”), as such Investment Policy is amended from time to time upon the written consent of the Required Lenders thereto. Such consent of the Required Lenders shall not be unreasonably withheld and, upon the written request of Borrower provided to Agent and the Lenders, Borrower may request such consent of the Required Lenders and the Lenders and Agent agree to endeavor, in good faith, to consider such request in light of the then applicable and projected financial condition of the Loan Parties as a whole, the condition of the capital markets generally and general considerations of safety and soundness; and
               (vi) Investments received (A) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or the issuer of such Investment, in each case in the ordinary course of business, and (B) as a result of a foreclosure by such Person with respect to any secured Investment or other transfer of title as a result of a default with respect to such secured Investment.
          (e) Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:
               (i) any Loan Party other the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, and
               (ii) any Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each an “Permitted Acquisition”), provided that each of the following requirements is met:
                    (A) if one or more of the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition unless, pursuant to the terms hereof, such Person is permitted to be an Unrestricted Subsidiary;
                    (B) the Loan Parties, such Person and its owners, as applicable, shall comply with Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition unless, pursuant to the terms hereof, such Person is permitted to be an Unrestricted Subsidiary;
                    (C) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;
                    (D) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or substantially related to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.02(j) [Continuation of or Change in Business];
                    (E) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;
                    (F) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 7.02(m) and 7.02(n) [financial covenants] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least thirty (30) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.02(E) evidencing such compliance;
                    (G) the aggregate Consideration paid or to be paid by the Loan Parties for all Permitted Acquisitions made through the date of any Permitted Acquisition shall not exceed an amount equal to twenty-five percent (25%) of Consolidated Tangible Net Worth at the time of any such Permitted Acquisition or proposed Permitted Acquisition; and
                    (H) upon request of any Lender, the Loan Parties shall deliver to the Agent and such Lender at least ten (10) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition (together with revisions thereof and the final agreements with respect thereto) and shall deliver to the Agent and such Lender such other information about such Person or its assets as any Loan Party may reasonably require.
          (f) Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party and including Sale-Leasebacks), except:
               (i) transactions involving the sale of inventory in the ordinary course of business;
               (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
               (iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;
               (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;
               (v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (B) the aggregate value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed in any fiscal year $25,000,000;
               (vi) licenses of intellectual property of any Loan Party or any Subsidiary thereof in the ordinary course of business; and
               (vii) leases or subleases of property of any Loan Party or any Subsidiary thereof in the ordinary course of business.
          (g) Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with an Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.
          (h) Subsidiaries, Partnerships and Joint Ventures; Unrestricted Subsidiaries.
               (i) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (1) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; or (2) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors]; provided, however, that the Loan Parties may own Unrestricted Subsidiaries and such Unrestricted Subsidiaries shall not be subject to the requirements of Subclauses (1) or (2) directly above, provided that the aggregate amount provided at any time by or for the account of any of the Loan Parties of all investments in, Consideration given for the acquisition of, loans or advances to, Guaranties and other credit support in favor of, and other capitalization of any nature of all Unrestricted Subsidiaries, after the date hereof, shall not exceed the Consolidated Tangible Net Worth Limit.
               (ii) Borrower may from time to time designate a Subsidiary of a Loan Party to be an additional Unrestricted Subsidiary by providing thirty (30) days prior written notice of such proposed designation to each Lender and Agent with such notice including calculations, sufficient in the reasonable judgment of Agent, demonstrating on a pro forma basis that the limitation set forth directly below in Clause (iii) would not be exceeded by such addition. Upon Agents’ determination that such limitation would not be exceeded, Agent shall notify Borrower and the Lenders thereof whereupon after the end of such thirty (30) day period such Subsidiary shall become an Unrestricted Subsidiary and Schedule 1.01(U) shall be deemed amended to reflect the additional Unrestricted Subsidiary; provided, however, that no Person which is a Loan Party as of the Closing Date may at any time be an Unrestricted Subsidiary and provided, further, that no such notice and waiting period shall be required with respect to Offshore Subsidiaries.
               (iii) Notwithstanding anything in this Agreement to the contrary, in no event shall that portion of Consolidated Tangible Net Worth attributable to all of the Unrestricted Subsidiaries equal or exceed at any time the Consolidated Tangible Net Worth Limit. In the event that such limitation is exceeded or is to become exceeded (by the growth or acquisition of one or more Unrestricted Subsidiaries, by the proposed designation of a Subsidiary of a Loan Party as an additional Unrestricted Subsidiary, or otherwise), no new Unrestricted Subsidiaries shall be permitted while such limitation has been exceeded.
               (iv) Each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture, with the exception of the Borrower’s interest on the Closing Date in G Too, LLC and Goldmark.
          (i) Dividends and Restricted Payments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except:
               (i) any dividends or other distributions payable to another Loan Party,
               (ii) any dividends on or redemptions or repurchases of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests provided that at the time of any such dividend, redemption, or repurchase, no Event of Default shall exist or result from such dividend, redemption, or repurchase.
          (j) Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business conducted by the Loan Parties as of the Closing Date or reasonably incidental thereto, and such Loan Party or Subsidiary shall not permit any material change in such business.
          (k) Plans and Benefit Arrangements. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances results in material liability under ERISA or which is reasonably likely to result in a Material Adverse Change.
          (l) Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period ending on that Saturday nearest to the last Business Day of January of each calendar year.
          (m) Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed 4.5 to 1.0.
          (n) Minimum Coverage Ratio. The Loan Parties shall not permit the Coverage Ratio to be less than 1.5 to 1.0.
          (o) [Reserved].
          (p) Sale and Leaseback. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if such Loan Party or Subsidiary at the time of such sale or disposition intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose (each a “Sale-Leaseback”) except that the Loan Parties may enter into a Sale-Leaseback the transfer or sale aspect of which is in compliance with Section 7.02(f) and all Sale-Leasebacks shall be subject to Section 7.02(a) and Section 7.02(b) and the Loan Parties acknowledge and agree that the sale aspect of any such Sale-Leaseback shall be subject to the mandatory prepayment requirements of Section 4.05(a) (including the threshold requirements of the definition of Significant Asset Sale).
     Section 7.03 Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Lenders:

          (a) Quarterly Financial Statements. Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, retained earnings, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.03(a) if within forty-five (45) days after the end of their fiscal quarter, the Borrower delivers to the Agent and each of the Lenders a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.
          (b) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, retained earnings, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent (for the avoidance of doubt, those certified public accounting firms conducting business under the names listed on Schedule 7.03(B) are satisfactory to Agent absent a determination by and written notice from the Agent to Borrower to the contrary, which determination shall not be unreasonably made; and, Agent will provide to Borrower an update to Schedule 7.03(B) on an annual basis). The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.03(b) if within ninety (90) days after the end of their fiscal year, the Borrower delivers to the Agent and each of the Lenders a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.
          (c) Reserved
          (d) Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to Section 7.03(a) [Quarterly Financial Statements] and Section 7.03(b) [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.03(C), to the effect that, except as described pursuant to Section 7.03(e) [Notice of Default], (i) the representations and warranties of the Borrower contained in Article V and in the other Loan Documents are true in all material respects (except that any representation and warranty which is qualified as to “materiality”, “Material Adverse Change” or similar language shall be certified as true and correct as written) on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with the limitations on Unrestricted Subsidiaries set forth at Section 7.02(h)(iii) and with all financial covenants contained in Section 7.02 [Negative Covenants].
          (e) Notice of Default. Promptly after any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.
          (f) Notice of Litigation. Promptly after the commencement thereof, notice of all (i) actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, or (ii) Environmental Complaints, which individually or in the aggregate with respect to either (i) or (ii) if adversely determined would constitute a Material Adverse Change.
          (g) Sale of Assets. At least ten (10) days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.02(f)(v).
          (h) Budgets, Forecasts, Other Reports and Information. Promptly upon their becoming available to the Borrower:
               (i) the annual budget and three-year forecasts or projections of the Borrower, to be supplied not later than twenty (20) days after the commencement of the fiscal year to which any of the foregoing may be applicable,
               (ii) any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,
               (iii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,
               (iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,
               (v) such other reports and information as any of the Lenders may from time to time reasonably request.
          (i) Notices Regarding Plans and Benefit Arrangements.
               (i) Certain Events. Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:
                    (A) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),
                    (B) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                    (C) any assertion of material withdrawal liability with respect to any Multiemployer Plan,
                    (D) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,
                    (E) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,
                    (F) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,
                    (G) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,
                    (H) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or
                    (I) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.
                    (J) Notices of Involuntary Termination and Annual Reports. Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.
                    (K) Notice of Voluntary Termination. Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.
          (j) Notice of Organizational Changes. Promptly upon the occurrence of any of the following (a) the change of any Loan Party’s name as it appears in official filings in the state of its incorporation or other organization (b) change by any Loan Party of the type of entity that it is, (c) change by any Loan Party of its organization identification number, if any, issued by its state of incorporation or other organization, or (d) change by any Loan Party of its state of incorporation or organization.
The Loan Parties hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 7.04 Collateral Security for Obligations. The Loan Parties have executed and delivered the Security Documents and certain Ancillary Security Documents as of the Closing Date, to be held by the Agent in escrow until the occurrence of the “Triggering Event” (as defined below). In the event that the Leverage Ratio exceeds 4.0 to 1.0 for two (2) consecutive fiscal quarters or upon the occurrence and during the continuance of a Specified Default (either occurrence, a “Triggering Event”) then, in such event, the Agent may, in its discretion, or shall at the direction of the Required Lenders, release the Security Documents and the Ancillary Loan Documents from escrow and the Security Documents shall become and thereafter be deemed irrevocably effective without further notice to or consent from the Loan Parties, and the security interest granted pursuant to the Security Agreement shall attach, only upon the occurrence of a Triggering Event, provided that such effectiveness and attachment shall continue with respect to each item of collateral security covered thereby until such item is released (w) in connection with the indefeasible repayment of all Loans and the expiration of all Letters of Credit and the permanent termination of all Commitments, (x) upon the occurrence of a Release Event (without limiting the right of the Agent to cause the Security Documents and the Ancillary Security Documents from again becoming effective upon the occurrence of another Triggering Event), (y) pursuant to an agreement, waiver, consent, release, or the like granted pursuant to Section 10.01(c), or (z) as otherwise provided herein. Upon the occurrence of the Triggering Event, the Agent shall be authorized to take all such actions as the Agent may determine to be appropriate to perfect the Lien granted pursuant to the Security Documents including, but not limited to, filing all such UCC financing statements determined by the Agent to be appropriate. The Loan Parties hereby covenant and agree that they shall, upon the reasonable request of the Agent, take all such actions and execute and deliver (or cause to be executed and delivered) all such Ancillary Security Documents as may be reasonably requested by the Agent, to ensure that the Lien granted pursuant to the Security Agreement shall constitute a valid, binding and enforceable first priority Lien in all Collateral (as defined in the Security Agreement), subject to any Permitted Liens.
ARTICLE VIII EVENTS OF DEFAULT
     Section 8.01 Events of Default. An “Event of Default” shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
          (a) Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of or interest on any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal or interest is due hereunder, or (ii) any Facility Fee or other fee owing to a Lender, an Issuing Bank, or the Agent hereunder or under any other Loan Document within three (3) days after such fee becomes due hereunder or thereunder;
          (b) Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
          (c) Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.01(f) [Visitation Rights] or Section 7.02 [Negative Covenants];
          (d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any executive officer of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);
          (e) Defaults in Other Agreements or Indebtedness. A default or event of default shall occur and be continuing at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $2,500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend;
          (f) Final Judgments or Orders. Any final judgments or orders including final judgments or orders rendered with respect to any Environmental Complaints or Safety Complaints for the payment of money in excess of $1,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry or is covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage;
          (g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
          (h) Proceedings Against Assets. Any of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $1,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
          (i) Notice of Lien or Assessment. A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien or Environmental Complaint in excess of $1,000,000, in either case is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;
          (j) Insolvency. Any Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;
          (k) Events Relating to Plans and Benefit Arrangements. Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed 25% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;
          (l) Cessation of Business. Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.02(e) [Liquidations, Mergers, Etc.] or Section 7.02(f), or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;
          (m) Change of Control. Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 50% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower and such replacement members of the board of directors shall not have been nominated by the board of directors of the Borrower as constituted on the Closing Date (or as constituted by virtue of any changes permitted in this clause (ii));
          (n) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or
          (o) Voluntary Proceedings. Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.
     Section 8.02 Consequences of Event of Default.
          (a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.01(a) through (m) shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to 102.5% of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and
          (b) Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.01(n) [Involuntary Proceedings] or Section 8.01(o) [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans or issue Letters of Credit hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the obligation of the Borrower to provide cash collateral for its Obligations with respect to Letters of Credit as aforesaid in clause (a) directly above and the pledge thereof and grant of a security interest therein to the Agent and the Lenders shall automatically become effective, in each case without further act of Agent or any Lender; and
          (c) Set-off. If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Lender or the Agent; and
          (d) Suits, Actions, Proceedings. If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.02, the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Lender; and
          (e) Application of Proceeds; Collateral Sharing.
               (i) Application of Proceeds. From and after the date on which the Agent has taken any action pursuant to this Section 8.02 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:
                    (A) first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;
                    (B) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents or a Lender-Provided Interest Rate Hedge, whether of principal, interest, fees, expenses or otherwise, and to the cash collateralization of Letters of Credit outstanding (in amount equal to 102.5% of the maximum amount then or thereafter available to be drawn thereunder), all in such manner as the Agent may determine in its discretion; and
                    (C) the balance, if any, as required by Law.
          (f) Other Rights and Remedies. In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

ARTICLE IX THE AGENT
     Section 9.01 Appointment. Each Lender hereby irrevocably designates, appoints and authorizes Bank of America, N.A. to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Bank of America, N.A. agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.
     Section 9.02 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Section 9.05 [Reimbursement of Agent by Borrower, Etc.] and Section 9.06, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.
     Section 9.03 Nature of Duties; Independent Credit Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.
     Section 9.04 Actions in Discretion of Agent; Instructions From the Lenders. The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 9.06 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.06, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.
     Section 9.05 Reimbursement and Indemnification of Agent by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent and each of its directors, officers, employees, counsel, agents, and attorneys-in-fact (collectively, the “Agent Indemnitees” and each an “Agent Indemnitee”) and hold each of the Agent Indemnitees harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by any Agent Indemnitee (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against any Agent Indemnitee or the Lenders in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring) and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Agent Indemnitee acting on behalf of or as the Agent, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by any Agent Indemnitee hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by any Agent Indemnitee hereunder or thereunder, provided that the Borrower shall not be liable to an Agent Indemnitee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same results from such Agent Indemnitee’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
     Section 9.06 Exculpatory Provisions; Limitation of Liability. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender, any of the Loan Parties, or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waives, releases and agrees never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.
     Section 9.07 Reimbursement and Indemnification of Agent by Lenders. Each Lender agrees to reimburse and indemnify, defend and save the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.
     Section 9.08 Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     Section 9.09 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”
     Section 9.10 Notices. The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.
     Section 9.11 Lenders in Their Individual Capacities; Agents in Its Individual Capacity. With respect to its Commitments and the Loans made by it, and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term “Bank” and “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. Bank of America, N.A. and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders and Agent acknowledge that, pursuant to such activities, the Agent, Lenders and any of their respective Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that none of the Agent, any Lender, or any of their respective Affiliates shall be under any obligation to provide such information to any of the others, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to any of the others.
     Section 9.12 Holders. The Agent shall maintain at its Principal Office or at one of its other offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     Section 9.13 Equalization of Lenders. The Lenders and the holders of any participations in any Commitments or Loans or other rights or obligations of a Lender hereunder agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared in accordance with their Ratable Share in proportion to their interests in payments on the applicable Loans, except as otherwise provided in Section 3.04(c) [Agent’s and Lender’s Rights], Section 4.04(b) [Replacement of a Lender] or Section 4.06 [Additional Compensation in Certain Circumstances]. The applicable Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s applicable Loans in such amount as shall result in the Lenders and each such holder receiving their Ratable Share in the aggregate unpaid amount of such Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.
     Section 9.14 Successor Agent. The Agent (i) may resign as Agent or (ii) shall resign if such resignation is required by Section 4.04(b) [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article IX shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.
     Section 9.15 Agent’s Fee. The Borrower shall pay to the Agent the nonrefundable fees (collectively, the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”), dated as of August 27, 2007 among the Borrower, the Agent and Banc of America Securities LLC, as co-lead arranger and sole book runner, as amended from time to time.
     Section 9.16 Availability of Funds. The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.
     Section 9.17 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.
     Section 9.18 Beneficiaries. Except as expressly provided herein, the provisions of this Article IX are solely for the benefit of the Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.
     Section 9.19 Other Agent Titles. Each of the parties hereto acknowledge and agree that the titles of Documentation Agent, Managing Agent, and Syndication Agent are honorary and do not imply or impose any duty or obligation of any nature on any party having any such title.
     Section 9.20 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
     Section 9.21 Collateral Matters. The Lenders irrevocably authorize the Agent to undertake any of the following without any further consent of the Lenders:
          (a) release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) upon the occurrence of a Release Event as provided herein, or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;
          (b) in its discretion, subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder; and
          (c) release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.21. In each case as specified in this Section 9.21, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.21.
ARTICLE X MISCELLANEOUS
     Section 10.01 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:
          (a) Increase of Commitments; Extension of Initial Expiration Date. (i) Increase the amount of (x) the Revolving Credit Commitment of any Lender hereunder (other than in accordance with Section 2.11) or (y) the Term Loan Commitment of any Lender hereunder or (ii) extend the Initial Expiration Date (other than in accordance with Section 2.12);
          (b) Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for (i) mandatory reductions of the Revolving Credit Commitments on the Expiration Date and (ii) reduction of the Term Loan Commitments upon the making of any Term Loans and termination of all Term Loan Commitments on the Term Loan Commitment Termination Date), the Facility Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee, or any other fee payable to any Lender;
          (c) Release of Guarantor. Release any Guarantor from its Obligations under the Guaranty Agreement or any other security (other than cash or other collateral as provided in Section 4.05, Section 7.02(h) or Section 8.02) for any of the Loan Parties’ Obligations (other than in accordance with Sections 7.02(f) or (h) or Section 9.21); or
          (d) Miscellaneous. Amend Section 4.02 [Pro Rata Treatment of Lenders], Section 8.02(e)(i) [Application of Proceeds], Section 9.06 [Exculpatory Provisions, Etc.] or Section 9.13 [Equalization of Lenders] or this Section 10.01, alter any provision regarding the Ratable Share of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;
provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or an Issuing Bank in its capacity as the issuer of Letters of Credit shall be effective without the written consent of the Agent or such Issuing Bank, as the case may be.
     Section 10.02 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     Section 10.03 Reimbursement and Indemnification of Lenders by the Borrower; Taxes. The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent in such capacity, as to which the Borrower’s Obligations are set forth in Section 9.05 [Reimbursement of Agent By Borrower, Etc.]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and the Borrower agrees to indemnify and save each Lender and each of its directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees” and each an “Indemnitee”) harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including fees and expenses of counsel (including allocated costs of staff counsel)) which may be imposed on, incurred by or asserted against any Indemnitee acting on behalf of or as a Lender, in its capacity as such, in any way relating to or arising out of (y) this Agreement or any other Loan Documents or any action taken or omitted by an Indemnitee hereunder or thereunder and (z) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by an Indemnitee hereunder or thereunder (including any claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless whether any Indemnitee is a party thereto), provided that the Borrower shall not be liable to an Indemnitee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Indemnitee’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders and other Indemnitees will attempt to minimize the fees and expenses of legal counsel for the Lenders and other Indemnitees which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders, other Indemnitees, and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.
     Section 10.04 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.02(c) [Interest Periods] with respect to Interest Periods under the LIBOR Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     Section 10.05 Funding by Branch, Subsidiary or Affiliate.
          (a) Notional Funding. Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.05 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the LIBOR Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.06 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.
          (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 10.05(b). If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.06 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.
     Section 10.06 Notices. Any notice, request, demand, direction or other communication (for purposes of this Section 10.06 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the world wide web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been or is substantially contemporaneously delivered to the applicable parties hereto by another means set forth in this Section 10.06) in accordance with this Section 10.06. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.01(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.06. Any Notice shall be effective:
               (i) In the case of hand-delivery, when delivered;
               (ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

               (iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);
               (iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
               (v) In the case of electronic transmission, when actually received;
               (vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.06; and
               (vii) If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.
     Section 10.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     Section 10.08 Governing Law. Each Documentary Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and each Standby Letter of Credit shall be subject to the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), in each case, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the State of Ohio without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of Ohio and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to its conflict of laws principles.
     Section 10.09 Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.
     Section 10.10 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Section 7.01 [Affirmative Covenants], Section 7.02 [Negative Covenants] and Section 7.03 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of

Credit hereunder and until termination of the Commitments, and indefeasible payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Article IV [Payments] and Section 9.05 [Reimbursement of Agent by Borrower, Etc.], Section 9.07 [Reimbursement of Agent by Lenders, Etc.] and Section 10.03 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.
     Section 10.11 Assignments, Participations, Successors and Assigns.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of all or any part of its Revolving Credit Commitment and its Term Loan Commitment and the Loans made by it to one or more Eligible Assignees, subject to the consent of the Borrower, each Issuing Bank, and the Agent with respect to any Eligible Assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to another Lender or to an Affiliate or a Related Fund of the assigning Lender, and (2) any assignment by a Lender to a Person other than another Lender or an Affiliate or a Related Fund of the assigning Lender may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Lender’s Revolving Credit Commitment or the Term Loan Commitment, as applicable. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, and deliver to the Agent a processing and recordation fee of $3,500 for each assignment (other than an assignment by a Lender to its Affiliate), provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the assignee, if it shall not be a Lender, shall deliver to the Agent a completed administrative questionnaire in the form requested by Agent. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, such questionnaire, the applicable fee and any required consent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, and the Commitments (as applicable) shall be adjusted accordingly.
          (b) Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of its Revolving Credit Commitment and its Term Loan Commitment and the Loans made by it, subject to the following:
               (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
               (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
               (iii) the Loan Parties and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
               (iv) any agreement or instrument pursuant to which a Lender sells a participation in all or any part of its Revolving Credit Commitment and its Term Loan Commitment and the Loans made by it shall provide that such Lender shall retain the sole right to enforce the Loan

Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents;
               (v) to the extent permitted by law, each Participant also shall be entitled to the benefits of this Agreement as though it were a Lender; provided that a Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
               (vi) the Borrower shall have consented thereto, such consent not to be unreasonably withheld, provided that no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of the sale of a participation by a Lender to another Lender or to an Affiliate or a Related Fund of the selling Lender.
          (c) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].
          (d) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note (if any) and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.
     Section 10.12 Confidentiality.
          (a) General. The Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (vi) if the Borrower shall have consented to such disclosure.

          (b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12(a) as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.
     Section 10.13 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.
     Section 10.14 Agent’s or Lender’s Consent. Except to the extent expressly otherwise set forth herein, whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.
     Section 10.15 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.
     Section 10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF FRANKLIN COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.06 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.
     Section 10.17 Tax Withholding Clause. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue

Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.
     Section 10.18 Joinder of Guarantors. Any Subsidiary of the Borrower or another Loan Party which is required to join this Agreement as a Guarantor pursuant to Section 7.02(h) [Subsidiaries, Partnerships and Joint Ventures; Restricted Subsidiaries] or otherwise shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.01(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.01 [First Loans] modified as appropriate to relate to such Subsidiary, including, without limitation, all Security Documents. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within (x) two (2) Business Days after the date on which a Subsidiary is no longer to be an Unrestricted Subsidiary, or (y) five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation, or if the Subsidiary is not a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.
          (b) In the event that any of G Too, LLC, Goldmark and Mish Mash, LLC commences the transaction of business or acquires any material assets, G Too, LLC, Goldmark and Mish Mash, LLC, as applicable, shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.01(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.01 [First Loans] modified as appropriate to relate to such Subsidiary, including, without limitation, all Security Documents.
     Section 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and Guarantors and other information that will allow such Lender to identify the Borrower and Guarantors in accordance with the Act.
     Section 10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agent and the Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Agent and Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Agents or Lenders has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
     Section 10.21 Press Releases. Each Loan Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark; provided that the Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     Section 10.22 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 14 TO CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	TWEEN BRANDS, INC.

	By:	/s/ Paul C. Carbone

	Name:	Paul C. Carbone
	Title:	Senior Vice President and
Chief Financial Officer

GUARANTORS

AMERICAN FACTORING, INC.

	By:	/s/ Kenneth T. Stevens

	Name:	Kenneth T. Stevens
	Title:	President

FLORET, LLC

	By:	/s/ Kevin Schockling

	Name:	Kevin Schockling
	Title:	Secretary

JUSTICE STORES, LLC

	By:	/s/ Kenneth T. Stevens

	Name:	Kenneth T. Stevens
	Title:	Chief Operating Officer, Secretary and Treasurer

LT HOLDING, INC.

	By:	/s/ Paul C. Carbone

	Name:	Paul C. Carbone
	Title:	Senior Vice President, Finance

[SIGNATURE PAGE 2 OF 14 TO CREDIT AGREEMENT]

TWEEN BRANDS IMPORT CORP.

By:	/s/ Willie Henderson

Name:	Willie Henderson
Title:	President and Chief Executive Officer

TWEEN BRANDS DIRECT SERVICES INC.

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS AGENCY, INC.

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS DIRECT, LLC

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS PURCHASING, INC.

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS STORE PLANNING, INC.

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

[SIGNATURE PAGE 3 OF 14 TO CREDIT AGREEMENT]

TOO GC, LLC

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS SERVICE CO.

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TWEEN BRANDS INVESTMENT, LLC

By:	/s/ Paul C. Carbone

Name:	Paul C. Carbone
Title:	Senior Vice President, Finance

TOO IMPORT, LLP

By:	/s/ Willie Henderson

Name:	Willie Henderson
Title:	Managing Partner

[SIGNATURE PAGE 4 OF 14 TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Agent

By:	/s/ David C. Storer

Name:	David C. Storer
Title:	Vice President

[SIGNATURE PAGE 5 OF 14 TO CREDIT AGREEMENT]

NATIONAL CITY BANK

By:	/s/ Jennifer Obers

Name:	Jennifer Obers
Title:	Portfolio Manager

[SIGNATURE PAGE 6 OF 14 TO CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Brent M. Jackson

Name:	Brent M. Jackson
Title:	Vice President

[SIGNATURE PAGE 7 OF 14 TO CREDIT AGREEMENT]

CITICORP USA INC.

By:	/s/ Christopher M. Murphy

Name:	Christopher M. Murphy
Title:	Managing Director

[SIGNATURE PAGE 8 OF 14 TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Matthew D. Starkey

Name:	Matthew D. Starkey
Title:	Vice President

[SIGNATURE PAGE 9 OF 14 TO CREDIT AGREEMENT]

US BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Dickman

Name:	Michael P. Dickman
Title:	Vice President U.S. Bank, N.A.

[SIGNATURE PAGE 10 OF 14 TO CREDIT AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Richard Vander Meer

Name:	Richard Vander Meer
Title:	Vice President

[SIGNATURE PAGE 11 OF 14 TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By:	/s/ James A. Knight

Name:	James A. Knight
Title:	Vice President

[SIGNATURE PAGE 12 OF 14 TO CREDIT AGREEMENT]

HUNTINGTON NATIONAL BANK

By:	/s/ John M. Luehmann

Name:	John M. Luehmann
Title:	Vice President

[SIGNATURE PAGE 13 OF 14 TO CREDIT AGREEMENT]

SOVEREIGN BANK

By:	/s/ Judith C.E. Kelly

Name:	Judith C.E. Kelly
Title:	Senior Vice President

[SIGNATURE PAGE 14 OF 14 TO CREDIT AGREEMENT]

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Kimberly Dennis

Name:	Kimberly Dennis
Title:	FUD